   As filed with the Securities and Exchange Commission on November 12, 2003
                          Registration No. 333-109937

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ODYSSEY PICTURES CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

            Nevada                                                      95-4269048
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)   Identification Number)

                                 John W. Foster
                          Odyssey Pictures Corporation
                         16910 Dallas Parkway, Suite 104
                               Dallas, Texas 75248
                                 (972) 818-7990
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 John W. Foster
                          Odyssey Pictures Corporation
                         16910 Dallas Parkway, Suite 104
                               Dallas, Texas 75248
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

                                Gregory Sichenzia
                       Sichenzia Ross Friedman Ference LLP
                      1065 Avenue of Americas, 21 st. Flr.
                            New York, New York 10018

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                        Registered         Security(1)             Price               Fee
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value (2)              13,532,000              $0.06            $811,920.00           $65.68
Shares of common stock, $.001 par value (3)               1,500,000              $0.06            $ 90,000.00           $ 7.29

Total                                                    15,032,000                               $901,920.00           $72.97*
======================================================= ================= ==================== ===================== ==============

* $19.42 previously paid.

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on November 12, 2003.

(2) Represents shares underlying convertible debentures.

(3) Represents shares underlying warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Odyssey Pictures Corporation, with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2003

The information in this prospectus is not complete and may be changed.

Odyssey Pictures Corporation 15,032,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder of 15,032,000 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed an underwriter of the shares of common stock, which they are offering.

We will pay the expenses of registering these shares of common stock. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however receive up to $1,500,000 upon the exercise of warrants by the selling stockholders which proceeds will be used for working capital

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the NASD Over-The-Counter Bulletin Board under the symbol "OPIX." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on November 12, 2003, was $.06.

Investing in these securities involves significant risks.

                     See "Risk Factors" beginning on page _.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2003.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

ODYSSEY PICTURES CORPORATION

We are engaged in the distribution of motion pictures. In addition, we have interests in technology segments of the communications industry.

The distribution of motion pictures involves two principal activities

o the acquisition of rights from the licensor or the seller, usually the producer or writer of the film, and

o the licensing of the distribution rights to sub-distributors in all world markets.

In general, the rights obtained from the producer relate to all media, including theatrical distribution, video and all forms of television. In some cases, the licensing of rights to sub-distributors may exclude certain territories and/or media.

We have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended June 30, 2003, 2002 and 2001, we had a net loss of ($1,852,253) ($1,920,123), and ($1,448,150) respectively. We expect to continue to incur significant operating expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

Our principal executive offices are located at 16910 Dallas Parkway, Suite 104, Dallas, Texas 75248 and our telephone number is (972) 818-7990. We are incorporated in the State of Nevada.


                                  THE OFFERING
Common stock offered by selling stockholders .............................   Up  to   15,032,000   shares.   This   number
                                                                             represents    37.58%    of    our    current
                                                                             outstanding stock

Common stock to be outstanding after the offering                            Up to 40,000,000 shares

Use of proceeds...........................................................   We will not  receive any  proceeds  from the
                                                                             sale of the common stock.

Over-The-Counter Bulletin Board ..........................................   OPIX


         The above information is based on 25,000,000 shares of common stock outstanding as of November 12, 2003 and assumes the subsequent conversion of our issued convertible note, with interest, and exercise of warrants by our selling stockholder.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS:

We may never become profitable and continue as a going concern because we have had losses since our inception.

We have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended June 30, 2003, 2002 and 2001, we had a net loss of ($1,852,253) ($1,920,123), and ($1,448,150) respectively. We expect to continue to incur significant operating expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available you may experience significant additional dilution.

There may exist an uncertainty as to our continuation as a going concern.

Our audited financial statements for the fiscal year ended June 30, 2003 reflect an accumulated deficit of approximately ($36,674,843), since our inception, working capital of approximately $948 and stockholders' equity of $(553,756). In their report dated October 13, 2003, Want & Ender, CPA our independent auditors stated that our financial statements for the years ended June 30, 2003, 2002, and 2001 were prepared assuming that we would continue as a going concern. As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.

We may have to curtail our business if we cannot find adequate funding.

We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. We need immediate funds and may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

o we have no assets to pledge as security for the loan

o we are in poor financial condition

o we maybe viewed as a high market risk

As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could harm our business and the value of our common stock.

Our business operations will be harmed if we are unable to obtain additional funding.

Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2003. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of our technology and products.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

o discuss our future expectations;

o contain projections of our future results of operations or of our financial condition; and

o state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT:

The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price.

The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale and the sale of these shares may depress the market price. As of November 12, 2003, we had 25,000,000 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 15,687,500 shares of common stock at current market prices, and outstanding options and warrants to purchase up to 5,598,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares to the selling stockholder, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

The following is an example of the amount of shares of our common stock that is issuable to the selling stockholder, upon conversion of our convertible debentures, based on market prices 25%, 50% and 75% below the closing bid price on October 21, 2003 of $0.09.

                                                     With                                          Percentage of
% Below Market          Price Per Share       Discount of 20%     Number of Shares Issuable      Outstanding Stock
--------------          ---------------       ---------------     -------------------------      -----------------
         25%                    $.07                $.054                 29,055,556                   48.35%
         50%                    $.05                $.036                 44,333,333                   58.82%
         75%                    $.02                $.018                 90,166,667                   74.39%

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The continuously adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

The convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may lower the market price of the common stock.

RISKS RELATING TO OUR COMMON STOCK:

Our common stock is subject to "penny stock" rules.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

O that a broker or dealer approve a person's account for transactions in penny stocks; and

O the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

O obtain financial information and investment experience objectives of the person; and

O make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. We will however receive up to $1,500,000 upon the exercise of warrants by the selling stockholders which proceeds will be used for working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the range of high and low bid information for our common stock as reported by the Nasdaq Stock Market, Inc. on a quarterly basis for each of the two preceding fiscal years. On May 1, 1996, Nasdaq notified us that our shares of common stock were being deleted from Nasdaq's SmallCap Market, effective May 2, 1996, because we did not maintain a combined capital and surplus of $1,000,000, as required by Section 1(c)(3) of Schedule D of the NASD By-Laws. Since May 2, 1996, our shares have traded in the over-the-counter market on the OTC Bulletin Board. Our common stock trades under the symbol "OPIX."

No dividends have been declared or paid with respect to our common stock.

The bid quotations represent inter-dealer prices and do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                 Common Stock

               Fiscal 2001               High        Low
               -----------               ----        ---
               First Quarter            $1.52      $1.09
               Second Quarter            1.38        .50
               Third Quarter             1.00        .34
               Fourth Quarter             .45        .33

               Fiscal 2002               High        Low
               -----------               ----        ---
               First Quarter            $ .38      $ .15
               Second Quarter             .34        .10
               Third Quarter              .61        .31
               Fourth Quarter             .47        .12

               Fiscal 2003               High        Low
               -----------               ----        ---
               First Quarter            $ .10      $ .05
               Second Quarter             .20        .04
               Third Quarter              .10        .06
               Fourth Quarter             .12        .12


As of October 17, 2003, there were approximately 13,696 record holders of our shares of common stock. This includes approximately 20 identified stock brokerage firms, which typically hold stock for multiple customers in their own or "street" name. Confidentiality laws do not allow us to inquire on actual numbers of customers held by these firms.

Selected Financial Data (in thousands, except per share data).

The following table sets forth our selected financial data and should be read in conjunction with the consolidated financial statements and notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.


For the Years Ended June 30,
                                                       2003     2002      2001
Income Statement Data                                =======   ======   =======
Revenues                                             $    66   $  167    $    4
Income(loss) from continuing operations                 (728)    (542)   (1,449)
Income(loss) from discontinued operations             (1,124)  (1,378)      --
Net income (loss)                                     (1,852)  (1,920)   (1,449)

Per Share Data*

Income(loss) from continuing operations                (.026)   (.024)     (.08)
Income(loss) from discontinued operations              (.041)   (.066)       --
Net income (loss)                                       (.07)    (.09)     (.08)
Cash dividends                                            --       --        --
Weighted average shares                               27,579   22,540    17,214
Balance Sheet Data
Film costs                                             3,190    3,638     3,923
Total assets                                           4,275    4,921     5,796
Indebtedness                                           4,829    3,725     3,743
Shareholders' equity                                   ( 554)   1,196     2,053

NOTE: Per share data and weighted average shares for all periods have been restated to reflect the effect of a one-for-six reverse stock split in March 1996.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001

Net loss for the year ended June 30, 2003 was due mainly to the fact that the Company did not release any new films nor receive any income from its investments through its subsidiary, and the Company wrote down significantly most of its investments in and to affiliated entities from prior activities as well as accruing for additional unusual expenses. This activity is the result of management's change in the operations to form a more cohesive selling group and in determining the true valuations according to the revenue sources that we are attempting to generate as an overall Company and "focused industry" guideline. In the past, the Company was fairly extended in areas that were not necessarily its expertise and current management has sought to engage a more traditional approach to the markets of selling, broadcast, and relying on its content, rather than outside investments, to coordinate its sales efforts.

Revenues for the twelve months ended June 30, 2003 decreased to $65,636 compared to $168,615 for the twelve months ended June 30, 2002 and $3,706 for the period ending June 30, 2001. Primarily, this was the first results of the selling and licensing of its library of films and in reviving some of its contacts from the prior activity of distribution. At the end of June 30, 2003, the Company had several new films ready to be made available for delivery during the first two quarters of the new fiscal year. These new films came from independent sources with which the Company and new management had made arrangements. Although there are other film properties that the Company reviews and has in process, newer productions for possible recognition into the Company's markets are harder to determine due to factors beyond the Company's control. The factors are mainly due to the independent market being in an economic slowdown and the shortage of capital the Company has with which to perhaps negotiate for the acquisition of higher profile properties. The Company is in post-production for several more film projects recently acquired and it expected to have these available late in the coming year (2004). The Company has an advantage, through a captive vendor, (JL Media Services LLC) to allow for the post-production services to be used as a method of acquiring films for little or no money as an advance. The Company uses the services of the vendor to afford the completion of films that may need such work in exchange for the international (or all worldwide) rights in selling the product for a fee. New marketing from present management, specifically, the attendance at new festivals and markets and the additional tools of promoting through its Internet site (www.odysseypix.com), has been hampered due to the market conditions and the extensive time it is taking to revive the buyer base for the Company and distribute quality product as well as gain confidence from buyers in consistent service.

Costs related to the revenues decreased to $ 14,615 for the twelve months ended June 30, 2003 as compared to $106,050 for the twelve months ended June 30, 2002 and $152,953 for the same period ending Jun 30, 2001. The relative decrease in costs are primarily related to reclassification of depreciation costs associated with the earlier acquisition of the Kimon library and Hallmark film assets. In the past, and after the transaction with Kimon was completed, all depreciation costs were listed under "Cost of Goods". This was recorded properly if there was revenue to be recognized along with such depreciation treatment. According to the latest account rules as governed in revenue recognition and costs related thereof, Assets are depreciated, as opposed to expensed, if they are expected to generate value over a period of more than one year. The fact that there was less revenue than expected or calculated or no revenue recognized from the Kimon assets after purchase, the transaction as a whole, would be treated more as an inventory item and therefore resulted in a depreciation, which should be recorded within operations as an expense rather than a cost item. Additionally, the acquisition of the Kimon asset resulted in the acquisition of Filmzone.com, (a domain name for the web-site which will add to the Company's efforts in selling and marketing) which also is a depreciation item to be included in expense. Although this did not materially affect the overall asset of the Kimon Library, a re-evaluation could occur and in the event that there is substantial concern over the ability to generate revenue from this asset, further write-downs may occur.

Selling, general and administrative expenses increased by $174,763 to $ 779,289 for the twelve-month period ended June 30, 2003 from $ 604,526 for the comparable period ending June 30, 2002. For the period ending June 30, 2001, the same expenses were 663,364. This increase is primarily due to the Company experiencing high legal costs in defense and corporate cleanup work underway as well as experiencing the added cost of work in progress and production needs for finalizing films and making them ready to market. The Company has reduced its travel related expenses as well as other corporate overheads in the outside leases and expenses. In addition the Company continues to have to hire on a contract basis several necessary companies and/or individuals to assist in various markets, marketing and sales needs as well as to hire advisors on a part time basis due to its limited litigation expertise. Since the change in management control in July of 2001, new management has undertaken several steps to reverse unfavorable results. The company developed a recapitalization program with certain members of its board and also received assistance from current shareholders. The Company was able to license several feature film products and has entered into an arrangement with selling agencies to assist in its marketing efforts for the international territories. In addition, the company has developed relationships whereby it will be able to add to sales efforts in the North American markets of Video and DVD sales on a direct basis. The Company has also engaged one of its Board members, and has developed active participation from some strategic alliances, to further assist in its future performance.

LIQUIDITY AND CAPITAL RESOURCES

The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. The auditors' report on these financial statements contains an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. The Company relies heavily on its added interim loans, capital contributions and increased equity placements from its current, and new, shareholders. In addition, the Company continues its attempt to secure additional funding through a variety of opportunities and is currently engaging in negotiations to secure such funds. The Company cannot make assurances that it will be successful in doing adding to its working capital to meet its expenditure needs and service of its debts. There are no lines of credit available to the Company. The Company cannot make assurances that additional funds will be available from any of these sources on favorable terms, if at all. At June 30, 2003, the Company held approximately $948 of cash.

Recent rulings require the Company to disclose certain off-balance sheet transactions, contingencies and related debts. Section 401(a) of the Sarbanes-Oxley Act requires public companies to disclose in the annual financial reports, all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships or with unconsolidated entities or persons that may have a material current or future effect on one or more of the company's financial measures. This disclosure is required for filings for fiscal years ending on or after June 15, 2003. In addition, companies are required to disclose (as of December 2003) a tabular format depicting the relative obligations (as defined in FASB #45 and pursuant to FIN 45) which encompasses a) contingent requirements by the Company, b) guaranty against another entity's failure to perform, c) indemnification agreement or indemnified parties, e) providing security to an indemnified party. These disclosures are regardless of whether they appear as recordings of or on the financial statements. The Company has decided to adopt the tabular method of recording said disclosure effective as of June 30, 2003 and its presentation is as follows:

                 TABLE OF CONTRACTUAL OBLIGATIONS AND DISCLOSURE

Account Description                    Total        Less than 1      1-3 Years     3-5 Years    More
                                                       Year                                     than 5
----------------------------------- ------------- ---------------- --------------- ---------- ----------
Structured Payment Obligations         544,922         90,000          454,922          -          -
Secured and Affiliate Obligations      375,148        160,000          215,148          -          -
Obligations to Leased Premises         132,924            -            132,924          -          -
MG Obligations                         230,584            -            230,584          -          -
Notes and Loan Obligations           1,260,412      1,160,412          100,000          -          -
Accrued Salaries and Contract
  Obligations                          433,922        433,992             -             -          -
Other Term Liabilities Reflected
  on the Balance Sheet                 404,626            -            404,626          -          -
Other Contingencies Not Reflected
  on the Balance Sheet                 515,000         515,000            -             -          -

In the past fiscal year, management has taken steps to fund the Company's operations primarily through private placements of the Company's common stock with investors in US and Europe. The Company also received financial support from another company (JL Media Services LLC, an affiliate of an officer, John Foster) in offsets to overheads and interim loans, which are secured by the Company's assets. The Company continues to structure future capital plans and has active offers from other outside investment groups, investor resources and individuals who will assist in the financial support for growth and in its efforts to regain market awareness. The Company has made progress in obtaining additional funds, but does have a significant requirement for further outside funds in order to retire its debts and potential contingencies as noted herein. The Company faces extreme difficulties on acquiring additional funds at a time when it is also attempting to gain revenue from its present and past assets. In addition, economic conditions in the overall entertainment markets in which the Company is exposed to (the Independent Markets) involve significant issues that create added timing to get to market, preparation of product, acceptance by International and Domestic buyers, and timely payment from those buyers. It is uncertain the economy's recovery from the downturn that began in calendar 2001 and continues at present and the demand for our services and product will result in "ready cash" being available in the future. Without added financing through equity and/or debt, the Company is at risk in maintaining its day-to-day existence as well as affording its plans for market entry of its product and timely delivery. There can be no assurance that we would be able to obtain financing or that such financing would be available on terms acceptable to us. Should financing from outside sources not become available on an acceptable level, there could be adverse conditions, which the Company will experience. These include possible work stoppage, inability to operate on a consistent level, and possibly resulting in further aggressive attempts from others in litigation processes to make attempts to collect against the assets of the Company.

During the period between April, 1999 and September, 1999, the Company completed four private placements to offshore investors, the first of which was completed for 575,000 shares of common stock at a purchase price of $.30 per share (resulting in gross proceeds to the Company of $172,500), and the latter three of which were completed for an aggregate of 1,600,000 shares of common stock at a purchase of $.40 per share (resulting in gross proceeds to the Company of $400,000).

During the period between September 1999 and October 2000, the Company completed two series of private placements to offshore investors, the first of which was completed for an aggregate of 3,000,000 shares of common stock at a purchase price of 40 cents per share (resulting in gross proceeds to the Company of $1,200,000), and the second of which was completed for an aggregate of 960,000 shares of common stock at a purchase price of $1.00 per share (resulting in gross proceeds to the Company of $960,000).

During the period between October 2001 and June 2002, the Company completed a series of private placements to both offshore and US investors. These placements netted capital to the company in the amount of $916,000 at a range of share pricing from 25 to 07 cents per share.

                                    BUSINESS

HISTORY

Odyssey Pictures Corporation, formerly known as Communications and Entertainment Corp., was formed in December 1989 as a holding company. At such time, we had no material assets. In September 1990, Double Helix Films, Inc., a producer of low budget films, and Odyssey Entertainment Ltd., an international film distribution company, were merged with our wholly-owned subsidiaries. Subsequent to the mergers, each of Double Helix and Odyssey Entertainment Ltd. became a wholly-owned subsidiary. In June 1991, we sold Double Helix and thereafter began to focus on the distribution of motion pictures in overseas markets as our primary business.

A change in our board of directors occurred on April 12, 1995 pursuant to the terms of a Settlement Agreement, dated as of March 31, 1995, by and among Robert Hesse, Shane O'Neil, Lawrence I. Schneider, Henry N. Schneider, Robert E. Miller, Jr., Russell T. Stern, Jr., us, OEL, Global Intellicom, Inc., each of Jerry Silva, Robert Ferraro, N. Norman Muller, Thomas W. Smith and David A. Mortman, and others.

As contemplated by the Settlement Agreement, on April 11, 1995, the former directors increased the size of the board from five to six directors and elected Henry N. Schneider a new director effective upon the closing of the Settlement Agreement. The closing of the Settlement Agreement occurred on April 12, 1995 and, upon the closing, the resignations of the former directors became effective. After the closing, Henry N. Schneider, as sole remaining director, elected Lawrence I. Schneider, Russell T. Stern, Jr., Patrick J. Haynes, III and Robert E. Miller, Jr. as new directors. Effective September 8, 1995, each of Messrs. Haynes, Stern and Henry N. Schneider resigned as directors and were replaced by Stephen R. Greenwald and Ira N. Smith, each of whom was appointed to the board and, together with Lawrence Schneider, elected to executive management positions to operate our business and affairs on a day-to-day basis.

On March 18, 1996, we effectuated a reverse one-for-six stock split of our common stock.

Mr. Schneider resigned his executive position in September 1997, and in March 1998, the board of directors appointed Mr. Johan Schotte as chief executive officer and chairman of the board. At the same time, Mr. Pierre Koshakji was appointed to our board and elected as our president. Mr. Johan Schotte expanded our board to include additional independent directors and messrs. Greenwald and Smith agreed to terminate their existing employment agreements in exchange for revised employment and consulting agreements. In connection with the change in management, an affiliate of Mr. Schotte purchased convertible deferred compensation notes from former management and converted a portion of these notes into 667,648 shares of our common stock in April 1998. The balance of these notes were converted into 176,050 shares of common stock in October 1998.

During the early 1990s, we developed an excellent reputation in overseas markets for the distribution of quality motion picture entertainment, a reputation which management believes we continue to enjoy despite our recent difficulties. However, due to the changes in management control and disruptions in the continuity of the our business following the change in control in 1995, we were unable to sustain any substantial activities in the international distribution of motion pictures.

Under the leadership of Mr. Schotte, we sought to re-establish our position as a significant distributor of quality motion pictures by establishing relationships and strategic alliances with independent and major film studios along with successful writers, directors and producers. We also made efforts to establish a permanent presence in Europe through select joint-venture partners. In August of 1998, we purchased the assets of Sweden-based Kimon Mediaright KB, consisting of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products.

While continuing to develop and re-establish our film distribution business, management's objective was to aggressively build a diverse, global media company independent in ownership from the major film and music companies. Management also sought to establish a group of domestic and international companies providing both content and distribution in film, music, publishing, sports, merchandising and other multimedia outlets.

On July 6, 2001, our board voted on the assignment of Mr. Foster to CEO and chairman of the board of Odyssey Pictures Corporation. Mr. Schotte resigned as CEO and chairman and was appointed the position of executive vice chairman on the board. This change was due to the approved transition by us for the further growth plans of Odyssey.

On December 7, 2001, Pierre Koshakji resigned as director to pursue other interests. Mr. Koshakji is still involved with E3 Corporation in which we own an interest. Mr. Koshakji is owed $202,500 in past compensation as well as reimbursement for some business expenses and outstanding loans.

On December 9, 2001, Mr. Schotte resigned from the board of directors to focus on our two related entities and other interests. Mr. Schotte lives in Luxembourg and was the managing director of our majority owned subsidiary that is headquartered there, Odyssey Ventures Online Holding, S.A. He is also the controlling shareholder and director general of Media Trust, S.A. of which we own 18%. At a shareholders' meeting, we demanded documentation of disbursements and expenses previously reported in our accounts. We are pursued control of the subsidiary and settlement of all accounts are presently underway. We have offset all undocumented expenses from prior management contracts and the resulting amounts were booked as expense or loss accordingly. While we expect full recovery, a reserve for losses have been taken since we have adopted Statement of Financial Accounting Standards No. 5 (SFAS 5), and, since a loss contingency may exist in this matter.

On January 3, 2002, at a regularly scheduled board meeting, the board of directors voted unanimously to elect Peter Bucher and Kjell Larsson to replace vacant positions made available by the resignation of Mr. Schotte and Mr. Koshakji. Mr. Bucher is a consultant in finance and resides in Germany. Prior to forming his company, Dival AG, he has a career in banking including Deputy Administrator with Schaffhaus Canton Bank and the Swiss Banking Association.

Mr. Larsson resides in Florida and owns 1,868,055 shares of Odyssey through Kemp Entertainment, a company he formed with his wife in 1999. Larsson formed TigerNet Order, Inc. a web consulting and marketing company through a Kemp subsidiary and he now serves as its President. TigerNetorder also has a Swedish subsidiary providing similar services. Prior to moving to Florida he formed one of the first video retail chains in Sweden and later became President of Scanbox AB.

In January, we hired C. F. K. (Frank) Cole as the chief financial officer and also installed him as corporate secretary. Mr. Cole had been serving in a consulting capacity for the company for several months and has been a venture capitalist and consultant for the last ten years. Prior to forming his own investment company Mr. Cole was CFO of a Dallas based holding company in the commercial real estate business. He also served as President of two of its subsidiaries involved in the property and asset management business. Mr. Cole has a career in banking and corporate financial consulting with some of the largest US companies involved in those industries. Mr. Cole has one-year contract with us and a ninety-day notification clause. Mr. Cole has elected not to continue as CFO due to personal reasons.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

Since the sale of our Double Helix subsidiary in 1991, we have been engaged in only one industry segment and line of business, the international distribution of motion pictures. In addition, in 1999 and 2000, we acquired interests in other technology segments of the communications industry and, more specifically, formed Odyssey Ventures Online Holding S.A., in Luxembourg.

DESCRIPTION OF BUSINESS

FOREIGN SALES AND DISTRIBUTION OPERATIONS

The foreign distribution of films involves two principal activities - the acquisition of rights from the licensor or the seller, usually the producer or writer of the film, and the licensing of the distribution rights to sub-distributors in foreign markets. In general, the rights obtained from the producer relate to all media, including theatrical distribution, video and all forms of television. In some cases, the licensing of rights to sub-distributors may exclude certain territories and/or media.

It is unlikely that sub-distributors would bypass us and deal directly with the licensors of film rights. Historically, independent licensors of film rights prefer to deal with a single sales agent/distributor rather than deal with various sub-distributors in foreign markets. Consequently, even if a particular sub-distributor attempted to perform our function, it is unlikely that the film's licensor would be willing to deal with such sub-distributor due to detailed servicing requirements. Furthermore, with respect to any particular film, we typically enter into exclusive distributorship arrangements, thereby precluding others from competing with us with respect to that film. Moreover, in certain circumstances, we may also provide a financing function for the production of a film which a sub-distributor would generally be unable to provide.

Terms of Distribution Agreements. Foreign distribution is generally handled by a distributor such as the us which coordinates worldwide sales in all territories and media. Overseas film sales companies rely on local sub-distributors to physically deliver the motion picture and related marketing materials and to collect revenues from local exhibitors and other local distributors of the film. Typically, the territorial rights for a specific medium such as television exhibition are sold for a "cycle" of approximately seven years, after which the rights become available for additional cycles.

The film distribution business breaks down into two broad categories:

O Sales Agency Representation. As a sales agent, we undertake to represent and license a motion picture in all markets and media on a best-efforts basis, with no guarantees or advances, for a fee ranging from 15% to 25%, and typically for a term ranging from seven to fifteen years.

O Distribution. As a distributor, we may provide the producer of the film a guarantee of a portion of the budget of the project. This guarantee may be in the form of a bank commitment to the producer, secured by license agreements with foreign licensees, which is used by the producer to finance the production. Typically, a distributor would receive a distribution fee ranging from 25% to 35% over a term ranging from 15 years to perpetuity. In addition, the distributor may negotiate, or otherwise acquire, a profit participation in the film project.

Once the rights to a picture are obtained (either as sales agent or distributor with minimum guarantee), we then seek to license our rights to sub-distributors in the territories for which we have acquired distribution rights. In general, the grant of rights to the sub-distributors includes all media other than satellite, although satellite is included in some sub-distributors' territories. The sub-distributor in each territory generally pays for its distribution rights with a down payment at the time the contract is executed with the balance due upon delivery of the picture to the sub-distributor. Delivery occurs upon our acceptance of the master negative and upon obtaining access to certain items necessary for the distribution of the film. In some instances, the sub-distributors' obligations for the payment due on delivery are secured by a letter of credit. Although there are a number of markets each quarter, major sales take place primarily at three film markets:

1) "MIF" in Cannes, France each May;

2) "MIFED" in Milan, Italy each October; and,

3) "AFM" in Los Angeles each February.

In general, after financing, if any, is repaid, we apply the distribution receipts from our sub-distributors in the following manner:

1) First to the payment of commissions due to us,

2) Then second to the recovery of certain distribution expenses,

3) Then to the reimbursement of the company for its minimum guarantee or advance, if any,

4) Then finally to the producer.

Additional distribution receipts, if any, are shared by us and the producer according to the percentages negotiated in the agreement between us and the producer.

INDEPENDENT FILM PRODUCTION AND PRODUCT ACQUISITION

Film distribution companies such us primarily represent independent producers of motion pictures (rather than motion picture studios) in all related markets and all media, including theatrical release, television and home video/DVD distribution, and cable or satellite-distributed media.

Producers seek to be independent producers of motion pictures for a variety of reasons, including greater creative control of a project and potentially a greater profit participation through the retention of the copyright or the ability to sell the film directly in particular markets. Often, young, new directors and producers have no choice but to independently produce their projects, and the motion picture industry has a long history of "breakthrough" films produced at a low cost by first-time producers and directors which subsequently achieve considerable revenues. We have generally obtained our product from among these independently produced films rather than from major motion picture studios which typically have their own in-house distribution networks. Nevertheless, from time to time, we have entered into "split rights", or shared, arrangements with studios to represent a film in certain markets.

Our management seeks to identify attractive projects very early in their development, either through relationships with producers, directors and agents or other known suppliers of product, or through industry announcements of new productions. In addition, we attend independent festivals and film markets, such as the Sundance Film Festival, The New York Independent Film Festival and the Cannes Film Festival, in order to locate new product.

BUSINESS STRATEGY

Our strategy is to capitalize on the reputation and the experience of our management team to package, produce and distribute independent feature films and expand our growth and infrastructure through acquiring other related entities, also utilizing the industry to obtain certain financing for projects. The execution of our strategy comes from operating the following activities within each service we provides which, in turn, will generate revenues from both fees and commissions.

1) Packaging - We expect to become involved with packaging (the process by which one undertakes a particular film project in screenplay form and assembles cast, crew, financing, introduces banks and other institutions to the "package" (either for the company or for the producer) and may establish partnerships from contributing buyers in order to secure the distribution and market position for the film, if actually produced. For this activity, the company shall receive a percentage of the budget of the film and perhaps an equity interest as well.

2) Produce - For film projects in script form that may be acquired exclusively for the company, a separate schedule is provided which will enable the packaging on an "in house" basis. That is, to hire all crew members, contract a director, and assemble all necessary elements for production and financing of the proposed project. We are also able to partner with other production teams or distribution companies for added security and in reducing risk in order for the project to have market interest early on. We retain percentages of the budget as well as receive fees as a producer and shall also control a major portion of the equity resulting in an increased chance for higher revenue portions from sales in the world and US markets.

3) Distribute - We plan to acquire a certain number of films per year as well as assemble a distribution package for other films that are completed. This will generate commission revenues from sales and marketing income for which we can achieve our buyers' interest.

4) Related Entities - From time to time, we may be asked to engage in financing and/or distribution activities for companies that could fill the need for continued product. If conditions were of a financially secure nature, management would attempt to acquire or otherwise partner with these potential target companies in order to expand its base and diversity as a supplier.

5) Industry Financing - Certain arrangements will be sought whereby the markets can provide financing in advance for feature film product. Our intention is to seek alternate methods of this "off-balance sheet" financing in order to secure more product under our control.

STRATEGIC OBJECTIVES

The above strategies are selected out of necessity in the operations of a business such as Odyssey. Certain revenue periods are realized at different times. By accommodating the above mentioned strategies, we will recognize revenues at different points of the processing. This will create more opportunity for revenues and not just focus on one area of revenue as historically produced. Management must select from the following areas of daily management to accomplish this strategy:

- Follow similar guidelines from other companies that have proven this process to be fruitful and incorporate them into management's infrastructure;

- Properly capitalize us for our basic costs of seeing the implementation begun and make sales contacts regularly;

- Begin the various stages of strategy in order to create a small, but secure level of income in each area;

- Enhance our relationships with our investors and investment bankers to focus on their participation as income and our performance improves.

- Seek assistance from outside sources on shared management of libraries of films or limited exposure on new product to key selected buyers for a reduced commission in order to attract producers and new projects.

- Avoid risk-oriented projects and acquisitions with long startup periods to revenue.

- Maintain a budget for operations and fixed overheads as well as utilizing revenues from sales to finance future marketing and distribution activities.

These activities will continue to result in losses until such time as we are able to generate sufficient revenue to support our operations. We have limited revenue, we have a history of losses, we may not be profitable in the future, and will need additional financing to accommodate the above activities.

SUBSIDIARY OPERATIONS

During the year 2000 and into 2001, Odyssey has completed the acquisition of Filmzone.com, an informational entertainment resource site which presently serves the public for retrieval of current film information. The acquisition was added as a subsequent part of the earlier announced Kimon acqusition. Odyssey plans on renovating the site to serve the buyer markets in order to access the films it acquires. The site will offer pricing and a high grade of technology where the viewer can access the commercials, trailers and artwork as well as the territories open for sale.

During the first part of 2001, along with the assistance of the Kimon Group and Filmzone.com, Odyssey has developed its web-site which will announce its activities and news, as well as its new films coming out in the future. The web site address is noted as "Odysseypix.com" and is expected to be "live" in the latter part of 2001.

In March of 2000, we formed Odyssey Ventures Online Holding S.A., a Luxembourg corporation, for the purpose of making investments in various technology-related entities. Odyssey Ventures Online Holding S.A.'s original strategy was to invest and co-invest with venture capital investment and management groups, with the intention of developing products and services related to digital commerce, content and the distribution thereof.

During the course of the fourth quarter of the fiscal year ending June 30, 2001, management determined that the maintenance and costs of overseeing the assets of Odyssey Ventures Online Holding S.A., with the long term benefits in technology business having to be revised significantly, require a change in the earlier plans to pursue added investments in related technological companies. Recent down-grades of outside investments have affected the growth plans of many companies. The fact that we have had numerous difficulties in securing our long term investment capital and have had little or no financial activity, the prospects of future investments and growth plans of subsidiary operations have been discontinued, although efforts are maintained to recover values. We may recoup the value of these assets through a transaction with our former management. Our intention is to seek buyers within the year and perhaps make a sale of the assets, or liquidate the assets of the subsidiary in an orderly manner. In the case of the latter, we have made a reserve and have significant write-downs of the valuation. A determination will be made during the year if no buyer or alternative manner of selling the assets is found.

Since the formation of Odyssey Ventures Online Holding S.A. in March, 2000, we have made the following investments: (i)an investment of $500,000 for a 6.25% equity interest in PurchasePooling.com, Inc., a web-based demand aggregating service developed to enable government entities and businesses to realize significant cost savings by combining their purchasing power on large-ticket capital equipment, as well as other goods and services; (ii) an investment of $136,668 for a 25% equity interest in Webtelemarketing.com, an Internet-based company specializing in online recruiting by linking the supply and demand sides of the employment industry; (iii)an investment of $25,000 for a 1% equity interest in Exchange Enterprises, Inc., a privately-held company that has developed a patent-pending internet cash card that allows consumers to purchase products and services online without the use of credit cards or bank accounts. In September of 2000, our subsidiary Odyssey Ventures Online Holding S.A., determined that it would be profitable to acquire, through a stock swap, 264,000 shares in Edge Technology Group, Inc. This resulted in a 30% or $150,000 devaluation of the Purchase Pooling investment and a $150,000 basis for the Edge investment. This "dollar for dollar" transaction resulted in no gain or loss was reported in the issuance of the shares from Edge. This transaction was treated only as an extension of investments into other technology-related entities and that management at the time determined that it would be best to exercise diversity in investments when it was limited on capital.

DEVELOPMENT

In April 1999, we purchased an option with the right of first refusal to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action-packed semi-biographical martial arts love story. Prior management owned an indirect 50% equity interest, through its affiliated companies, in Red Sun Productions, Inc., the rights holder of "HARA". In April of 2000, we made a refundable advance of $60,000 towards the acquisition of the exclusive rights to exploit the film worldwide, when completed. This advance was made with the intention of producing the project into a feature length movie based upon the prospects of new financing for productions becoming available. As of June 30, 2001, the financing has not become available and the project remains in script form, but is registered as an asset in our financial statements under the classification of "deposits." It was prior management's intention, at the time, to package and finance the film project.

During the course of the next year, there was a transition in management and, as well, a significant change in the economics of film financing. It became known that the prior management did not have the financing available for this project. New management determined that it could not sustain the risks involved with financing such a project and, requested that the deposit be returned. New management has experience in the industry risks and further determined that future financing may not become available for this project for a number of reasons; some being the fact that the script itself would need substantial expense in rewrites and would need to re-evaluated at a later date; there will be no assurance that this particular genre of story will be marketable at that time in the future; unknown elements may exist on the actual claim of rights, we could not determine a true cost for a completed product. Therefore, there would be no revenue results from which we could rely upon without spending more funds. Management may decide to abandon the project altogether.

Under the latest accounting guides as issued under Statement of Position (SOP) 00-2, which presents new accounting, reporting, and disclosure requirements for the motion picture industry, if it is determined that a property in development will be disposed of, the entity should recognize a loss on these costs by charging them to the current period income statement. We did issue a demand for the return of the deposit and a reserve will be made for the prospect of a loss against receiving the deposit in return.

At the close of business on June 30, 2003, we have not receive the anticipated refund of the deposit and wrote the entire balance, consisting of $67,000, off as a non-recoupable item. According to the rules as earlier noted, we are required to disclose and write off the entire amount as and when it is recognized or deemed uncollectible. We will seek all means available to attempt to recover the loss.

LIBRARY FILMS

In August 1998, we completed the acquisition of the assets of Sweden-based Kimon, valued at $4,500,000, in exchange for 4,500,000 shares of our subordinated convertible preferred stock, Series B, having a value for conversion purposes of $1.00 per share. Kimon had the right to convert to Odyssey common stock between June 30, 2000 and December 31, 2000 on a dollar-for-dollar basis based on the price of our common stock at the time of conversion. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products. The Kimon Assets are part of a negative pledge covenant of the Senior Secured Bond.

In connection with the change of control in March 1998, we acquired an 18% equity interest in each of two corporations affiliated with Mr. Schotte, E3 Sports New Mexico, Inc. which is the owner of the Albuquerque Geckos, a second division professional soccer team in New Mexico (subsequently transferred to Sacramento), and the other of which is a consulting company in Luxembourg. We issued one-year notes in the aggregate amount of $450,000 in consideration of the purchase of the equity interests in these companies. In June, 1999, we satisfied $135,000 of these notes, and the accrued interest thereon of $27,225, by the issuance of 348,721 shares of the our restricted common stock valued at $.465 per share. Our equity interest in the entity which owns the professional soccer team has been diluted by half, or to 9%, as a result of a capital increase/call in which we did not participate. The company that owns the soccer team has declared bankruptcy and the assets of E3 Sports are stock and a note in a bankrupt company. Odyssey has reserved all of this investment as a loss. Media Trust S.A. is a Luxembourg business entity and we have made a demand for financial information on the investment. A reserve has been set for this investment due to the lack of financial reporting since the inception of the investment. We have obtained legal representation in Brussels on this matter.

SALES OF LIBRARY FILMS

On January 2, 1996, we entered into an agreement with Regency International Pictures, B.V., our joint venture partner, to sell our interest in the related joint ventures through which we held approximately 50% ownership interests in four theatrical motion pictures, entitled "Switch", "Q & A," "Guilty by Suspicion" and "This Boy's Life". Pursuant to the agreement with Regency, we received $1,000,000 on January 23, 1996 and $500,000 on February 14, 1996, in
exchange for all of our interests in the joint ventures. In addition, we retained a contingent interest in certain receivables, not to exceed $212,500, and a contingent interest in future revenues from the pictures.

On August 29, 1996, we entered into an agreement with Kinnevik Media Properties, Ltd., pursuant to which we agreed to grant to Kinnevik subdistribution rights in, and to sell to Kinnevik other distribution rights to, certain films in our film library. In exchange for these rights, we received a total cash consideration of $1,075,000, payable $500,000 on closing, $275,000 six months after closing, and $300,000 eighteen months after closing. In addition, we retained a continuing right to receive revenues from certain of the films, valued by management at a minimum of approximately $150,000. As part of the transaction, we granted 100,000 stock options to Kinnevik, exercisable over a three year period at the bid price of our common stock of $.625 at August 5, 1996. The transaction with Kinnevik closed on October 7, 1996.

COMPETITION

The entertainment industry generally, and the film industry in particular, are highly competitive. Our competition includes the smaller independent producers as well as motion picture studios. Many of our competitors have financial and other resources, which are significantly greater than those available to us. We face competition in all aspects of the business and cannot give the assurance that we will be able to compete effectively. New markets require us to compete for licensees and sub-distributors (as further defined herein) of Filmed/Video content with other Internet-based Filmed/Video distributors through cassette tape and/or DVD. Although our Joint Venture relationship assists us greatly in not seeking others and compete for relationships with manufacturers and developers of transmission services with playback and broadcast capabilities. The business of providing content over the Internet is experiencing rapid growth and is characterized by substantial technological changes, and there are new and varying established companies entering into the same fields. Many of these companies have financial, technological, promotional and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with us.

Tax Loss Carry forward

We are entitled to the benefits of certain net operating loss carry forwards to reduce our tax liability. The utilization by us of such tax loss carry forwards is limited under applicable provisions of the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder. As of June 30, 2003, there were approximately $37,552,540 in net operating loss carry forwards remaining to be used to reduce tax liability. The utilization of approximately $4.9 million of these losses in future periods will be limited to approximately $350,000 per year.

EMPLOYEES

At November 12, 2003, we employed 3 full-time employees and 2 consultant/part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within our company. We maintain various employee benefit plans and believe our employee relations are good.

                            DESCRIPTION OF PROPERTIES

We conducts our operations out of leased premises at 16910 Dallas Parkway, Dallas, Texas, consisting of approximately 2,500 square feet. The premises are available to us through a sublease agreement with JL Media Services LLC, an affiliated party to Mr. Foster. Rent expense for each of the fiscal years is as follows:

                             June 30, 2003 - $44,398

June 30, 2002 - $40,936
June 30, 2001 - $34,094
June 30, 2000 - $17,649
June 30, 1999 - $84,939


In May of 2003, we entered into a lease agreement to rent space for the office of Kjell Larsson, director of sales and marketing. The term of the lease is until April of 2005 and has a monthly lease expense of $321. There was a deposit of $624 paid according to the requirements of the lease. The added obligation to the Company is as follows:

                              ------------ ----------
                              2003 -       $2,247
                              ------------ ----------
                              2004 -       $3,852
                              ------------ ----------
                              2005 -       $1,284
                              ------------ ----------

LEGAL PROCEEDINGS

On or about May 15, 1995, Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. filed a Complaint in the Superior Court for the State of California, County of Los Angeles, captioned Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. v. Odyssey Distributors, Ltd. And Does 1 through 100 (No. BC 127790). They allege that Odyssey Distributors, Ltd.(a subsidiary of the Company) collected but failed to remit to them assigned distribution proceeds in the amount of $566,283.33 from the foreign distribution of "Aunt Julia and the Scriptwriter" and "The Handmaid's Tale." The Complaint alleges claims for breach of contract and breach of fiduciary duty and demands damages in excess of $566,283, attorney's fees, an accounting, a temporary restraining order and a preliminary injunction. In June 1995, the Court denied plaintiffs an attachment and stayed the action pending arbitration in New York. In September, 1996, the Court dismissed the Complaint. In December, 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement, the Company agreed to pay to Generale the sum of $275,000 in complete settlement of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30 and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. The Company and Generale later agreed upon a new payment schedule as follows: $25,000 on or before October 15, 1997 (payment was made); $30,000 on each of April 15, 1998, June 30, 1998, December 31, 1998, June 30,
1999, and December 31, 1999; and $100,000 on June 30, 2000. The Company is in default of this payment schedule. The consequences of not curing a default could result in the entry of a confession of judgment already executed by the Company for the amount of $275,000. This confession of Judgment is against Odyssey Distributors, Ltd., a wholly owned but non-operating, non-active subsidiary of the Company.

In August 1995, G.P. Productions, Inc. ("GP") and Greenwich Subject Films, Inc. ("Greenwich") commenced an action entitled G.P. Productions, Inc. and Greenwich Studios, Inc. v. Double Helix Films, Inc., Communications and Entertainment, Inc., Krishna Shaw, Gerald Muller and Norman Muller in the United States District Court, Southern District of Florida (Case No. 95-1188). Mr. Muller has demanded that the Company indemnify him against any expenses, judgments and amounts paid in settlement of the action. The Company contends that, by virtue of Mr. Muller's breaches of fiduciary duty and violation of his obligations to the Company, it is not required to provide indemnification.

GP and Greenwich allege that they are the exclusive owners of the films "The Gallery" and "South Beach". They assert claims for copyright infringement, unfair competition, breach of contract, accounting, conversion, civil theft, conspiracy and fraudulent conveyance. The Complaint demands a recall of the films, an attachment, preliminary and permanent injunctive relief, an accounting, and unspecified compensatory, punitive and treble damages. The Company's motion to transfer venue of the action was granted in November 1995, and the case was transferred to the United States District Court for the Southern District of New York. There has been no activity in this matter since the transfer of venue in 1995.

In October, 1995, Canon Financial Services filed a Complaint in the Superior Court of New Jersey entitled Canon Financial Services, Inc. v. Communications and Entertainment Corp. The plaintiff is claiming that it is due $47,499.83, plus damages, pursuant to a lease agreement. The Company has filed an Answer in this action and the Court has denied plaintiff's motion for summary judgment. No trial date has yet been set in this matter.

In December 1995, Robert F. Ferraro, a former director of the Company, brought an action against the Company in the Supreme Court of the State of New York, New York County. The action was brought on a promissory note in the amount of $25,000 and plaintiff obtained a judgment on a summary judgment motion. The plaintiff has not yet moved to enforce the judgment and the Company is considering whether or not it has a claim for indemnification against prior management in connection with the issuance of the note. The judgment, in the meantime, has been assigned to an outside collection agency that has been in contact with Management of Odyssey and Odyssey has made payments in keeping the matter from accelerating. As of the close of business on June 30, 2003, the outstanding balance remains at approximately $27,500 and is confirmed as an active judgment.

In March 1996, an action was filed against the Company in Los Angeles Municipal Court by Judy Hart, in which the plaintiff claims that she is due $17,920 pursuant to a promissory note. The Company has filed a cross-claim seeking offsets against the amount due and other damages. On May 21, 1998, a default judgment was entered on behalf of plaintiff in the amount of $22,261. Subsequently, plaintiff filed a motion to include attorneys fees and costs in the aggregate amount of approximately $17,000. The Company is attempting to reach a settlement with plaintiff. As of the end June 30, 2003, there has been no contact with the plaintiff and no indication of any activity.

In March 1996, a class action complaint was filed against the Company entitled Dennis Blewitt v. Norman Muller, Jerry Minsky, Dorian Industries, Inc. and Communications and Entertainment Corp. The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its subsidiary, Double Helix Films, Inc. in June 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June 1992. A second action, alleging substantially similar grounds, was filed in December 1996 in Federal Court in the United States District Court for the Southern District of California under the caption heading "Diane Pfannebecker v. Norman Muller, Communications and Entertainment Corp., Jay Behling, Jeffrey S. Konvitz, Tom Smith, Jerry Silva, David Mortman, Price Waterhouse & Co., Todman & Co., and Renato Tomacruz." Following the filing of the second action, the first action was dismissed by stipulation in May 1997. The Company filed a motion to dismiss the complaint in the second action and after a hearing on the motion in July, 1997, the Court dismissed the federal securities law claims as being time-barred by the applicable statute of limitations, and dismissed the state securities law claims for lack of subject matter jurisdiction. The Ninth Circuit upheld the lower court's dismissal of this action on appeal. The case was refiled in California state court in August 1998. The Court granted motions to dismiss two of the complaints filed by the Plaintiff, whereupon a third complaint was filed. More recently, a fourth amended complaint has been filed adding claims that the defendants, including the Company, violated provisions of the California Securities Laws. There was no trial date set in this matter. In a related action, Thomas Smith and Norman Muller ("Muller-Smith") former directors of the Company and co-defendants in the Pfannebecker matter, filed an action against the Company in the Los Angeles Superior Court seeking indemnification from the Company in connection with their status as defendants in the Pfannebecker matter. The Company intends to defend this action on the grounds that Muller-Smith committed wrongful acts as directors of the Company and failed to comply with various fiduciary obligations to the Company. The Company has met on several occasions, through its legal counsel, to discuss and answer certain attempts at settlement. Due to the nature and complications of this suit, matters have generally been very slow to receive response to.

In June of 2002, the Plaintiff, along with the defendants and Odyssey's Counsel, attended a hearing on the merits of the Class Action Status. The Judge ruled in favor of the defendants in that there were no grounds to continue this case as a class action. Subsequently, Odyssey was able to receive a dismissal of this case. Odyssey, at the same time, entered into settlement discussions with respect to any claims of indemnification and settled outstanding possible claims and potential cross claims to all remaining co-defendants for a nominal amount of money, with the exception of Muller-Smith. The Company attempted to further clarify its stand on its position with Muller-Smith as earlier noted, however; these attempts were unsuccessful for the Company. The Company attempted also to discuss settlement activity, and these settlement discussions did fail. The Company was not able to provide an amicable solution to this matter of indemnification and reimbursement of expense (claimed to be in excess of $350,000) and Odyssey posed its defense against Muller-Smith, knowing that the end result could be an entry of judgment in favor of Muller-Smith. A judgment, if awarded, would contain all collection rights and remedies available to the judgment holder. In April of 2003, the California Court upheld the indemnification claim for Muller-Smith and declared a judgment against Odyssey in the amount of $360,000, which was promptly filed in California and domesticated in New York and in Texas as well. The Company met with Muller-Smith on April 21and sought settlement discussions with Muller-Smith. In a subsequent conversation on May 6, the Muller-Smith refused the opportunity to continue settlement discussions. Muller-Smith notified the Company that an additional $100,000 was owed against the same claim. This increased amount was being sought (and later was granted) as an addition to the judgment as well. Should the Company not be able to resolve this issue by either making full payment or entering into an amicable and affordable settlement arrangement, then the Company would be severely hampered in its ability to adequately manage the operations. The Company would expect to experience continued business interruption, collection efforts, garnishments, and defending this situation without a resolve will take a substantial amount of the Company's time and resources. The Company will need to seek alternate means of capitalization in order to meet not only its operating payments but also possible payments in settlement. There are certain remedies in the Company's attempts to perhaps confront the judgment and render the judgment unenforceable. These include, but may not me limited to, future possible discoveries, which may or may not be determined as acts of wrongful or criminal intent against the Company, fraudulent actions or similar wrongful activities. Presently there are numerous activities surrounding this issue, such as depositions, claims and collection activities.

The Screen Actors Guild ("SAG") has also asserted that there are amounts owing to several actors arising out of "Down Range." In September, 1999, SAG obtained an arbitration award against Down Range for a total amount of $96,183, inclusive of salaries to the actors, pension and health contributions and late fees. Down Range was also ordered to pay $200 to the arbitrator. Additionally, there were two actors, Corbin Bernsen and Jeff Fahey, who had pay-or-play contracts. The outcome of these contracts and the actors' claims has not been resolved. There has been no activity on this matter from any source or other assertions as of the close of business on June 30, 2003.

Mr. Ian Jessel ("Jessel") entered into a three-year employment agreement with the Company, commencing November 9, 1998 and continuing through November 9, 2001. Jessel's responsibilities included management of the Company's Motion Picture & Television Division. Jessel's compensation was set at a rate equal to $300,000 per annum for the first year, $350,000 per annum for the second year, and $400,000 per annum for the third year. The agreement also provided for a yearly bonus based upon the net profits of the film division and the Company.

The Company paid the sum of $50,000 to Jessel in fiscal 1999 and deferred payment of the balance of the compensation due to him. In June 1999, Jessel notified the Company that he was suspending services to the Company for failure to pay his compensation on a timely basis. The Company believes it was justified in deferring certain payments due to Jessel. Jessel commenced an action against the Company in November 1999 in the Los Angeles Superior Court, seeking the salary and other benefits he claims he is entitled to under his three-year employment agreement. The Company intends to vigorously defend the action on several grounds, including Jessel's breach of his obligations under the agreement. Discovery was ongoing in this matter and a trial date was set for April 30, 2001. Amounts that could have been due to Jessel were reserved in accrued wages as a contingent amount. In December of 2000, management requested mediation talks to begin and had made efforts to settle the ongoing litigation matters. A settlement had been reached and had been voted as accepted by the Board. All settlement discussion and offers have been reserved and are within the reserved amount(s). As of June 30, 2002, the company had made significant payments towards the balance of the settlement. Subsequently, the company and Jessel have made an arrangement for repayment of the balance of this debt.

Although a payment schedule has not been determined until the Company can, or is able to, adhere to one, the parties have been working amicably to afford payments on an "as available" basis and, from time to time, have issued certain reports and updates in order to maintain constant contact with Jessel on the activities within the Company. There is and remains a risk, however, that if the sum total of the payment is not paid or satisfied, or becomes significantly past due and if Jessel may cease to coordinate with the Company (or vice versa) then there could be enforcement of an allowed judgment. The amount of this judgment could be in excess of $375,000 plus interest accrued. If such - enforcement would be acted upon, then all rights and remedies afforded to a judgment holder shall become effective and expose the Company to the collection of said judgment. In this case, the Company would face significant expense in attempting to defend or protect the judgment from being filed and such an instance would require substantial management time and cash from operations to accommodate such an action.

Mr. Dennis Morgan ("Morgan") commenced an action against the Company in December, 1999 in the Los Angeles Superior Court alleging that he was promised a position as head of a music division to be established by the Company and that such oral agreement was intended to be confirmed in writing but never was. Morgan brought claims against the Company and others for the purported breach of an oral agreement, purported breach of an implied agreement, fraud and fraudulent conveyances. The Company has served written discovery and is awaiting responses to interrogatories and the production of documents. The Company contends that there was no employment relationship with, nor any monetary commitments to, Morgan, and that it committed no breach or wrongdoing. A trial; date was set for this matter. The parties began discussing settlement terms in order to alleviate the costs of ongoing litigation. As of the end of June, 2001, the Company entered into preliminary settlement and expects satisfy any outstanding complaints. The company has made payments towards this settlement and shall continue to pay on a promissory note basis. As of June 30, 2002, the company had made payments towards the balance of the settlement. Subsequently, the company and Morgan have made a payment arrangement, which involves a period of time in structured payments. Although a payment schedule has not been determined until the Company can, or is able to, adhere to one, the parties have been working amicably to afford payments on an "as available" basis and, from time to time, have issued certain reports and updates in order to maintain constant contact with Morgan on the activities within the Company. In April of 2003, a judgment was filed in the State of California in favor of Morgan. The amount of this judgment is $225,000 plus accrued interest, although an agreed-upon arrangement exists indicating non-enforcement as long a progress is being made on the outstanding debt. If enforcement of this judgment would be acted upon, then all rights and remedies afforded to a judgment holder shall become effective and expose Odyssey to the collection process of said judgment. In this case, the Company would face significant expense in attempting to defend or protect the judgment from being filed and such an instance would require substantial management time and cash from operations and/or outside sources to accommodate such an action.

A Lawsuit was filed in the State of New York Watson, Farley and Williams v. Odyssey Pictures Corp., Gold Leaf Pictures, Belgium, Johan Schotte, Chardonnay Enterprise Ltd, and A Hero From Zero N.V. Complaint filed April 30, 2001, New York Supreme Court, New York County. The complaint states a balance owing for services rendered from the period beginning 1997 through to April of 2000. The notice of complaint was received on August 10, 2001. The Company has answered this complaint denying its position in the named defendants. The Company contends that it did, in fact, pay any and all outstanding related legal bills related to the Plaintiff's corporate involvement. The Company did hire counsel in New York and has made an attempt to offer a settlement on behalf of the remaining defendants. No response has been made from the Plaintiff on this matter as of the close of business on June 30, 2002 as well as June, 30, 2003.

There is a pending litigation from another law firm in Los Angeles, Arter & Hadden LLP, which is from representation in the above suits prior to specific counsel moving to another firm currently representing the Company in some matters. It is the Company`s intention to pay or settle this amount as and when it is economically feasible to do so. The amount due is $30,000. In February of 2002, a default judgment was entered in the matter and the Company is making arrangements to make payments over a period of time. The judgment was domesticated in Texas and there is a local collection attorney assigned to this in Dallas, Texas and they are pursuing collection activity. The party has accepted a monthly payment arrangement to be made, yet the Company had not made any payments as of the end of June 30, 2003..

The Company is subject to other legal proceedings that arise in the ordinary course of its business and from prior management activities. Other than that as disclosed above, in the opinion of present management, the aggregate liability, if any, with respect to these other actions will not materially adversely affect our financial position, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name                     Age        Position
----                     ---        --------
John W. Foster           50         Director, Chairman of the Board and
                                    CEO/President

Patrick Speeckaert       56         Director, Compensation Committee,
                                    Audit committee

Kjell Larsson            50         Director, Compensation Committee,
                                    Audit Committee

Set forth below is information regarding the business experience of the current Directors and executive officers of the Company.

John Foster has been an independent financial consultant and analyst specializing in turnaround situations and management restructuring in specific industries including the entertainment and communications industry. He has extensive background in information systems and data processing, and worked as a consultant and investment advisor in determining strategies of financing and investments in motion picture projects for investors, distributors and producers. Mr. Foster served as interim President of the Company from January, 2000 through June 2000, and was formally working in the position of President from July 2000 to June 2001. His contract was extended through 2002, and he is currently serving as Chairman, President and CEO of the Company effective July 1, 2001 to present.

Patrick Speeckaert for more than the past seven years has served as Managing Director of Morrow & Co., Inc. in New York City. Morrow & Co., Inc. is a leading company specializing in advising international corporations with respect to issues involving corporate governance, shareholder relations and solicitations.

Mr. Kjell Larsson is based in Florida where he was President of TigerNetOrder, Inc., an Internet facilitator and service company specializing in E-Trade and Web Stores. He has been involved with the film industry for over twenty years and has produced and sold in all facets of the film business. Mr. Larsson is also a shareholder of Odyssey Pictures through his company, Kemp Entertainment. In January of 2003, Mr. Larsson accepted a position of director of sales for Odyssey and will be specifically involved with international sales, domestic Home Video and DVD distribution, and buyer relations.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

For the fiscal year ended June 30, 2003, there were seven meetings and/or written consents in lieu of meetings of the Board of Directors. All Directors attended or consented to in excess of 75% of the meetings (and consents in lieu of meetings) of the Board of Directors during said fiscal year. The Board of Directors does presently have, audit and compensation committees, as recently required.

EXECUTIVE COMPENSATION.

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer of the Company, the four most highly compensated executive officers who were executive officers as of June 30, 2003, and other significant employees for whom inclusion in the following table would be required but for the fact that such employees were not executive officers of the Company at the end of the most recently completed fiscal year:

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation
                              --------------------------------         Long-Term Securities
Name and         Fiscal                     Other    Annual         Underlying        All Other
Position          Year         Salary      Bonus  Compensation       Options       Compensation
--------          ----         ------      -----  ------------       -------       ------------
John Foster       2003        185,220       --        --                --                --
President /CEO    2002        176,400       --        --                --                --
                  2001        156,000       --        --                --                --
                  2000         49,250       --        --                --            12,312

OPTIONS/STOCK APPRECIATION RIGHTS

The following table provides information with respect to stock options and stock appreciation rights ("SARs") granted to the named executive officers during the fiscal year ended June 30, 2003.

                              INDIVIDUAL GRANTS(1)

           % of Total
Number of    Options                         Potential Realized Value at
Securities  Granted to  Exercise             Assumed Annual Rates of
Underlying   Employees   Price               Stock Price Appreciation
Options     in Fiscal     Per   Expiration      For Option Terms
Granted        Year      Share     Date         5%            10%
-------        ----      -----     ----         --            ---
None

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTIONS/SAR VALUE TABLE

Note: No bonus has been paid or distributed in the past four quarters.

DIRECTOR COMPENSATION

The Company does not have any standard arrangements pursuant to which directors of the Company are compensated for services provided as a director. All directors are entitled to reimbursement for expenses reasonably incurred in attending Board of Directors' meetings. In the period ending 2000, each Board Member received 2000 shares of Common Stock in consideration for their participation. There have been no other distributions of Stock to the Board Members as of the end of June 30, 2003.

Compensation Agreements, Termination of Employment and Change-in-Control Arrangements

In March, 1998, Mr. Stephen Greenwald stepped down as CEO of the Company in connection with a change in management control of the Company. In connection with such change of management, Mr. Greenwald terminated his existing employment agreement and entered into a new compensation arrangement with the Company. Mr. Greenwald agreed to serve as managing director of the Company through December 31, 1999, and was to receive the sum of $130,000 during such period in varying monthly payments. In addition, in consideration of terminating his existing employment agreement, Mr. Greenwald was to receive an additional $130,000, also payable in varying monthly amounts during the two-year period ending December 31, 1999. In September, 1999, Mr. Greenwald resigned as a Director of the Company to pursue other interests. He also agreed to settle all outstanding payments due to him under his employment agreement, and to resign as a Managing Director of the Company, in consideration of receiving a settlement payment of $100,000, together with 200,000 shares of restricted common stock.

In connection with the change in management control of the Company in March, 1998, Mr. Ira Smith, a former officer and director of the Company (through S.F.H. Associates, Inc.), agreed to serve in a consulting capacity to the Company for the period from March, 1998 through December 31, 1999. Pursuant to such consulting agreement, Mr. Smith's consulting company was entitled to receive the sum of $160,000 during such period, payable at the rate of $8,000 per month, commencing May, 1998. In addition, in consideration of terminating his then existing employment agreement with the Company, Mr. Smith was entitled to receive an additional $100,000, payable in varying monthly amounts during the term of the consulting agreement. Following a default by the Company under the consulting agreement, Mr. Smith agreed to terminate his consulting agreement with the Company in consideration of receiving a settlement payment of $100,000, together with 200,000 shares of restricted common stock.

In connection with the change of control in the Company in March, 1998, Johan Schotte entered into a two-year employment agreement with the Company, commencing as of January 1, 1998 and continuing through December 31, 1999. Mr. Schotte's compensation was fixed at $150,000 per year during such period. Mr. Koshakji also entered into a two-year employment agreement with the Company at the rate of $150,000 per annum. The agreement with Mr. Schotte was extended for an additional period of one year at the rate of $250,000 per year, and the agreement with Mr. Koshakji was extended for a period of six months at the rate of $5,000 per month. As of June 30, 2000, a substantial portion of the compensation due to Messrs. Smith and Koshakji under their respective agreements was past due for the period from January 1, 1998 through the fiscal year ended June 30, 2000. Mr. Koshakji resigned his position as President of the Company on September 30, 2000.

In connection with the change of management, an affiliate of Mr. Schotte purchased a total of $230,000 of deferred compensation notes from Messrs. Greenwald and Smith, and converted approximately 75% of these notes into 667,648 shares of the Company's common stock in April, 1998. The balance of these notes were converted into 176,050 shares of common stock in October, 1998.

In November, 1998, the Board of Directors of the Company authorized the following bonus incentive compensation package for each of Messrs. Schotte and
Koshakji:

(I) Warrants: 2% of the Company's total outstanding stock each year, beginning with the fiscal year commencing July 1, 1998, and each year thereafter. Warrants shall be priced at the average bid price for the 10 consecutive trading days preceding the issue date each year, and exercisable at any time following the issue date. Messrs. Schotte and Koshakji were each issued 103,385 warrants as of July 1, 1998 at an exercise price of $.74 per share. Messrs. Schotte and Koshakji each waived their right to receive a warrant bonus for the fiscal year commencing July 1, 1999.

(II) Performance Bonus: Each year beginning with the fiscal year ending June 30, 1999, and each year thereafter, if the Company's gross revenues increase by 20% or more over the gross revenues of the preceding year, the performance bonus shall be the greater of either 1% of the revenue differential or 2.5% of the EBITDA. No performance bonuses have been awarded under this plan.

(III) Market Cap Bonus: At the end of each fiscal year, beginning with the fiscal year commencing July 1, 1998, if the Company's market capitalization increases from the preceding year based on the average closing price for the 30 previous consecutive trading days, the market capitalization bonus shall equal 1% of the differential. Messrs. Schotte and Koshakji each waived their right to receive a market cap bonus for the fiscal years commencing July 1, 1999 and July 1, 2000

John Foster served as interim President of the Company from January, 2000 through June, 2000 at the rate of $9,850 per month. In July 2000, he became President of the Company and agreed to a one-year extension of his agreement at the rate of $12,000 per month, plus allowances. There was no stock or stock incentive arrangement included. In July of 2001, Mr. Foster continued as President and was voted as Chairman and CEO by the Board of Directors. He received a pay increase to $14,000 per month and his contract was extended through December 31, 2002. Most of Mr. Foster's accumulated and accrued salary has gone unpaid and remains as a payable by the Company as of the end of June 30, 2002.

Compensation Committee Report and Compensation Committee Interlocks and Insider Participation

Executive officer compensation is determined by the entire Board of Directors. Subsequent to the period ending June 30, 2002, the Board had appointed a separate compensation committee to determine or set future executive compensation. The Board's executive compensation policy is intended to attract and retain key executives, compensate them at appropriate levels and provide them with both cash and equity incentives to enhance the Company's value for all of its stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April, 1997, Robert E. Miller, Jr.(who resigned as a Director during the fiscal year ended June 30, 2000) made a loan to the Company in the amounts of $25,000. The loan was payable on demand, accrued interest at the rate of 9.25% per annum, and was secured by a collateral assignment of the Company's $300,000 receivable due from Kinnevik. See "Business-Sales of Distribution Rights." In consideration of making the loan, the lender received a five-year warrant to purchase 25,000 shares of common stock of the Company, exercisable at $1.00 per share. Mr. Miller agreed to a rollover of his loan to be paid from the proceeds of a second Kinnevik receivable due in September, 1998. In consideration of the rollover, Mr. Miller received 12,500 warrants, exercisable over a five-year period at $1.00 per share. Mr. Miller's loan was rolled over for a subsequent six month period on an unsecured basis with interest at the rate of 10% per annum. Mr. Miller thereafter agreed to another six-month rollover (through September, 1999), in consideration of which he received an additional 12,500 warrants exercisable over a five-year period at $1.00 per share, an increase in the interest rate on his loan to 12% per annum, and an extension on the expiration date of all warrants issued in connection with his loan to the year 2004. In December, 1999, Mr. Miller converted his $25,000 loan into 57,876 shares of common stock of the Company at a conversion price of approximately $.43 per share. The "per share" price was based upon a formula of a predetermined and mutually agreed-upon discount to the market and was expensed in interest during that period, as well as credited from short-term notes during that same period

In June, 1998, the Company entered into the following related party transactions with E3 Sports New Mexico, Inc., a company which is an affiliate of Mr. Schotte and Mr. Koshakji and in which the Company holds a minority interest: (i) the Company purchased a $25,000 sponsorship from the Albuquerque Geckos, the professional soccer team owned by the affiliate; and (ii) the Board authorized the Company to loan up to $100,000 to the affiliate, payable no later than July 15, 1999 with interest at 15% per annum (the loan is secured by 10,000 shares of E3 Sports new Mexico, Inc.). The loan is currently outstanding.

In July, 1998, the Company entered into the following related party transactions with Media Trust S.A., a company which is an affiliate of Mr. Schotte and in which the Company holds a minority interest: (i) the Company agreed to make a $2,500 loan to the affiliate, payable in one year with interest at 15% per annum; (ii) the Company engaged the affiliate to introduce prospective investors to the company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by Belgian investors in the aggregate amount of approximately $100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December, 1998 (see below), a total of 29,540 five-year warrants have been issued to Media Trust, S.A. with exercise prices ranging from $.38 per share to $.98 per share. The $2,500 loan to Media Trust S.A. was outstanding as of June 30, 2001 along with the reconciliation of commissions, if any, which may have been due to Media Trust. As of June 30, 2002, the company has offset certain receivables to any outstanding balances, except for the fact that there are five unsecured promissory notes that, although they are with individuals directly, have been booked under `notes payable' Media Trust.

During the fiscal year ended June 30, 2000, Mr. Koshakji loaned the Company approximately $2,500, with such loan bearing interest at the rate of 18% per annum (the same interest rate being charged to Mr. Koshakji for such funds).

In April, 1999, the Company purchased a refundable option for $60,000 to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action martial arts love story and was expected to start pre-production in January, 2001. Former Management of the Company owns an indirect 50% equity interest in Red Sun Productions, Inc., a production company, which owns all rights to the film "HARA." The determination of the disposition of this advance has not been decided upon as o the close of business on June 30, 2002 although the Company wishes to seek its refund on any outstanding advances in general.

Commencing in January of 2000, the Company accrued rent expense at the rate of $1,000 per month for the use of office space in Luxembourg which is owned by Media Trust, S.A, a company affiliated with Mr. Schotte, the former CEO and Chairman of the Company. As of June 30, 2002, there are no outstanding balances owed in relation to this rent expense and the company has no further agreement for lease of rental space under this former arrangement.

In February, 2000, the maturity date of 500,000 common stock purchase warrants held by Lecoutere Finance S.A. (an affiliate of Mr. Schotte) was extended for an additional seven-year period through February 25, 2007. The warrants were originally issued to Mr. Schotte and other investors in February, 1997 in connection with a capital investment in the Company of $375,000. The warrants were originally scheduled to expire on February 25, 2000. At the time of the original investment, Mr. Schotte was not affiliated with the Company. The warrants will continue to have the same exercise price of $1.06 per share.

In April of 2001, the Company's subsidiary, Odyssey Ventures Online Holding S.A. formulated a subscription document in Luxembourg, specific to non-US investors in seeking a capital amount totaling 5.0 million US Dollars. As of the close of business on June 30, 2001, there were no subscribers or participants in the subscription document and non were expected to participate in the near future.

In May of 2001, management entered into discussion regarding the possible restructure of the present management for and in consideration of certain adjustments to the operational direction of company. It is contemplated that certain assets and liabilities would be taken over by Mr. Schotte in an effort to streamline the debts of Odyssey and the directions of its subsidiary, Odyssey Ventures Online Holding S.A. During such a transition, Mr. Schotte would step down as an employee of the Corporation to manage the subsidiary. The intention would be to transact the eventual purchase or split of the subsidiary for certain consideration. Such a transaction would be noted in forthcoming quarterly reports, if approved and enacted upon. This transition would place Mr. Foster in the position of CEO and Chairman of the Board. The Board has scheduled such a meeting to occur on or before the end of November 2001.

On July 6 2001, the Board voted on the assignment of Mr. Foster to CEO and Chairman of the Board of Odyssey Pictures Corporation. Mr. Schotte resigned as CEO and Chairman and was appointed the position of Executive Vice Chairman on the Board. This change was due to the approved transition by the Board for the further growth plans of Odyssey. Mr. Schotte resigned from his board position on December 12th. Mr. Pierre Koshakji, a previous President and Secretary of the Company, resigned on December 9th. On January 3, 2002 the board of directors filled these two vacancies with Mr. Peter Bucher and Mr. Kjell Larsson by unanimous vote of the board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of October 17, 2003 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o Odyssey Pictures Corporation, 16910 Dallas Parkway, Suite 104, Dallas Texas 75248.

Name of                                 Shares                  Percentage of
Beneficial Owner          Status        Beneficially Owned         Class
----------------          ------        ------------------         -----
Patrick Speeckaert       Director             2,000                    *

John Foster              Director,            2,000                    *
                         President

Kjell Larsson            Director         1,518,055                  4.7%

All Executive
Officers &
Directors As

A Group (4 Persons)            --         1,522,055                  4.7%


(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 17, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

* Less than 1%

                            DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Our Amended Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The Board of Directors, from time to time in its sole discretion, has the authority to fix the powers, rights, qualifications, limitations, and restrictions pertaining to the preferred stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

-- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

-- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-- an exchange distribution in accordance with the rules of the applicable exchange;

-- privately-negotiated transactions;

-- short sales;

-- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

-- a combination of any such methods of sale; and

-- any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. We and the selling stockholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

PENNY STOCK

The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and
(ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                               SELLING STOCKHOLDER

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                          Total
                    Total Shares of    Percentage                                                              Percentage
                     Common Stock      of Common      Shares of                                  Beneficial    of Common
                     Issuable Upon       Stock,     Common Stock     Beneficial Percentage of    Ownership   Stock Owned
                     Conversion of      Assuming     Included in     Ownership   Common Stock    After the       After
        Name          Debentures          Full       Prospectus     Before the   Owned Before     Offering     Offering
                    and/or Warrants    Conversion        (1)         Offering      Offering         (4)           (4)
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                                        Up to
                                                     15,032,000
La Jolla Cove (2)    17,187,500(3)       35.64%       shares of       1,630,068       4.99%       1,630,068         4.99%
                                                    common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes shares issuable upon conversion of the convertible debentures and shares issuable upon exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) The selling stockholder is an unaffiliated third party that does not hold any short positions in our securities. In accordance with rule 13d-3 under the securities exchange act of 1934, Norman Lizt may be deemed a control person of the shares owned by such entities.

(3) Includes i) 15,687,500 shares underlying our $150,000 convertible debenture and ii) 1,500,000 shares of common stock underlying warrants issued to La Jolla Cove in June 2003.

(4) Assumes that all securities registered will be sold.

TERMS OF CONVERTIBLE DEBENTURE AND WARRANT

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholder in June 2003 for the sale of (i) a $150,000 convertible debenture and (ii) a warrant to buy up to 1,500,000 shares of our common stock.

CONVERTIBLE DEBENTURES

The debenture bears interest at 8%, matures two years from the date of issuance and is convertible into shares of our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $.25; or (ii) 80% of the average of the three lowest prices during the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. See the Sample Debenture Conversion Calculation below.

The warrants expire in June 2006 and are exercisable at $1.00 per share. The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. See the Sample Warrant Exercise Calculation below.

The selling stockholders has agreed to convert at least 5% but no more than 10% of the face value of the debenture and warrant each month after this prospectus is declared effective by the Securities and Exchange Commission.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholder has contractually agreed to restrict its ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

SAMPLE DEBENTURE CONVERSION CALCULATION

The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. For example, assuming conversion of a $150,000 debenture on July 1, 2003, a conversion price of $0.096 per share, the number of shares issuable upon conversion would be:

[($150,000 x 11) - ($.096 x (10 x $150,000))]/.096 = 15,687,500 shares of common stock

SAMPLE WARRANT EXERCISE CALCULATION

The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. Based on the above Sample Debenture Conversion Calculation, the selling stockholder converted $150,000 of the debenture. Accordingly, the selling stockholder is obligated to exercise the warrant into the following number of common shares for an aggregate exercise price equal to $1,500,000:

$150,000 x 10 = 1,500,000 shares of common stock

                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

Our financial statements at June 30, 2003, 2002 and 2001 appearing in this prospectus and registration statement have been audited by Want & Ender, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Odyssey Pictures Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                          ODYSSEY PICTURES CORPORATION

                              FINANCIAL STATEMENTS
                          JUNE 30, 2003, 2002 AND 2001


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                 F-1

FINANCIAL STATEMENTS
      BALANCE SHEET                                                F-2
      STATEMENTS OF OPERATIONS                                     F-3
      STATEMENT OF STOCKHOLDERS' EQUITY                            F-4
      STATEMENTS OF CASH FLOWS                                     F-5
      NOTES TO FINANCIAL STATEMENTS                            F-7 to F-18

Want & Ender CPA, P.C.

                         386 Park Ave. South Suite 1816
                               New York, NY. 10016

REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors and Shareholders of Odyssey Pictures Corporation:

In our opinion, the accompanying consolidated balance sheets and related consolidated statement of operations, shareholders' equity and of cash flows present fairly, in all respects, the financial position of Odyssey Pictures Corporation and its subsidiaries at June 30, 2003, 2002 and 2001 and the results of their operations and their cash flows for the periods ended June 30, 2003, 2002 and 2001 in conformity with generally accepted accounting principals. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principals used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The company is a defendant in various lawsuits. The company has filed counteractions and preliminary hearings and discovery proceedings on several actions are in progress. The ultimate outcome of the litigation cannot be determined at present. Most liabilities that may result upon adjudication have been accrued in the accompanying financial statements. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has suffered recurring losses from operations, as a net capital deficiency and has insufficient working capital to meet its current obligations and liquidity needs. The factors raise substantial doubt about the company's ability to continue as a going concern managements plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


New York City, New York


/s/ Want & Ender, CPA
----------------------------
Want & Ender, CPA, P.C.
October 13, 2003

                          Odyssey Pictures Corporation
                           Consolidated Balance Sheet

                                    Assets
                                                                                   June 30, 2003     June 30, 2002
                                                                                   -------------     -------------
Cash                                                                                $        948             3,675
Account Receivable (Net of allowances of 58,415 and -0- )                                229,326           267,587
Advances in Films and Ventures                                                           108,151            56,900
Other Assets, Prepaids and Deposits                                                      100,142           166,500
                                                                                    ------------      ------------
  Total Current Assets                                                                   438,568           494,662
                                                                                    ------------      ------------
Film Properties
Filmzone, Hallmark and Kimon Assets                                                    4,055,318         4,311,024
Amortization and Depreciation                                                           (865,302)         (474,322)
                                                                                    ------------      ------------
  Total Film Properties                                                                3,190,016         3,836,702
                                                                                    ------------      ------------
Other Assets

Production in Progress                                                                    61,533             4,500
Affiliates and Subsidiaries                                                              584,916           584,916
                                                                                    ------------      ------------
  Total Other Assets                                                                     646,448           589,416
                                                                                    ------------      ------------
         Total Assets                                                                  4,275,032         4,920,780
                                                                                    ============      ============

                                   Liabilities

Current Liabilities
Accounts Payable                                                                       1,187,416           890,037
Structured Payments and Other Payables                                                   717,776           503,910
Accrued Interest Accumulated                                                             240,821           228,021
Deposits and Other                                                                       235,584           235,584
Other Accrued Liabilities and Reserves                                                   419,265           360,733
                                                                                    ------------      ------------
  Total Current Liabilities                                                            2,800,861         2,218,285
                                                                                    ------------      ------------

Other Liabilities
Short Term Loans                                                                         113,462            45,000
Other Notes Payable                                                                    1,188,950         1,118,851
Contract Liabilties                                                                      625,515           343,151
Long Term Debt                                                                           100,000                --
                                                                                    ------------      ------------
  Total Other Liabilities                                                              2,027,926         1,507,002
                                                                                    ------------      ------------
          Total Liabilities                                                            4,828,788         3,725,287
                                                                                    ============      ============

                              Shareholders' Equity

Preferred Stock, par value .10, Authorized 10,000,000 shares                                  --                --

Preferred Stock, Series B, par value .10, Authorized 10,000,000 shares                        --                --

Common stock, par value $.01; Authorized 40,000,000 shares
  Issued and outstanding (net of treasury shares), 32,4323,938 28,033,70298,038
Accumulated deficit                                                                  (35,700,284)      (33,780,164)
Capital in excess of par value                                                        36,674,843        36,597,743
Current net income                                                                    (1,852,253)       (1,920,123)
                                                                                    ------------      ------------
  Total shareholders' equity (deficit)                                                  (553,756)        1,195,494
                                                                                    ------------      ------------
 Total Liabilities and Shareholders' Equity (Deficit)                                  4,275,032         4,920,781
                                                                                    ============      ============

    The accompanying notes are an integral part of these financial statements

                          Odyssey Pictures Corporation
                      Consolidated Statements of Operations

                                                              For the Years Ended June 30,
                                                         2003             2002             2001
                                                     ============     ============     ============
Revenue                                              $     65,636     $    168,615     $      3,706
Expenses
     Costs related to revenues                             14,615          106,050          152,953
     Officers salaries and expense                        185,220          271,839          156,763
     Selling, general and administrative expenses         594,069          257,687          506,601
                                                     ------------     ------------     ------------
                                                          793,904          635,576          816,317
                                                     ------------     ------------     ------------

     Operating income (loss)                             (728,268)        (466,961)        (812,610)
                                                     ============     ============     ============

Other income (expenses)
     Litigation settlements and legal fees               (127,209)        (126,789)        (471,236)
     Amortization Expense                                (390,980)         (75,000)         (49,380)
     Reserves for losses on investments                  (322,706)        (709,222)              --
     Financing fees                                        (8,834)        (384,127)         (38,148)
     Interest income                                           --              138           12,001
     Interest expense                                    (274,256)        (158,070)         (68,776)
     Foreign Currency translations                             --              (92)              --
                                                     ------------     ------------     ------------

     Income (loss) from operations
     before provision for income taxes                 (1,852,253)      (1,920,123)      (1,428,150)
     Provision / Benefit for income taxes

NET INCOME (LOSS)                                    $ (1,852,253)    $ (1,920,123)    $ (1,428,150)
                                                     ============     ============     ============

Basic income (loss) per share                               (0.07)           (0.09)           (0.08)

     Weighted average common shares outstanding        27,578,560       22,540,417       17,213,988
                                                     ============     ============     ============

Diluted income (loss) per share                             (0.07)           (0.09)           (0.08)

     Weighted average common shares outstanding        27,578,560       22,540,417       17,213,988
                                                     ============     ============     ============


    The accompanying notes are an integral part of these financial statements

                          Odyssey Pictures Corporation
                      Consolidated Statements of Cash Flows

                                                                                             For the Years Ended June 30,
                                                                                       2003             2002           2001
                                                                                    -----------     -----------     -----------
Cash Flows From Operating Activities:
    Net income (loss)                                                                (1,852,253)    $(1,920,123)    $(1,448,758)
       Adjustments to reconcile net income (loss) to net
         cash used in operating activities:
       Amortization of film costs                                                       390,980         102,695         107,664
       Additions to film costs                                                               --         182,814              --
       Other depreciation and amortization                                                   --          75,000          27,080
       Issuance of shares of common stock in consideration for services rendered             --         144,000              --

    Changes in assets and liabilities:
       Accounts receivable, net                                                         (29,254)       (184,681)        116,627
       Allowances for doubtful accounts                                                  58,415              --              --
       Notes receivable and advances                                                      9,100         112,682
       Prepaid expenses and other and affiliate accounts                                361,703         (12,500)         40,200
       Accounts payable, accrued expenses and deposits                                  566,356          (7,999)        400,448
       Structured payments and accrued management contracts                             260,354        (103,658)       (631,002)
       Accrued interest                                                                  12,800           1,607              --
                                                                                    -----------     -----------     -----------

       Net cash used in operating activities                                           (221,799)     (1,610,163)     (1,387,740)
                                                                                    -----------     -----------     -----------

Cash Flows From Investing Activities:
       Acquisition of fixed assets, production or distribution advances                 (35,635)        (19,419)             --
       Subsidiary Activity (including reserves for losses)                              (76,649)        601,917        (179,668)
                                                                                    -----------     -----------     -----------
       Net cash used in investing activities                                           (112,284)        582,498        (179,668)
                                                                                    -----------     -----------     -----------

Cash Flows From Financing Activities:
       Net proceeds from private placement sale of common stock
         (excluding stock issued for services)                                          128,000         916,000         405,000
       Net proceeds/payments - notes and loans payable                                  203,358         113,177       1,133,356
                                                                                    -----------     -----------     -----------
       Net cash provided by financing activities                                        331,358       1,029,177       1,538,356
                                                                                    -----------     -----------     -----------

       Net increase (decrease) in cash                                                   (2,726)          1,512         (29,052)
       Cash at beginning of period                                                        3,674           2,162          31,214
                                                                                    -----------     -----------     -----------

       Cash at end of period                                                                948     $     3,674     $     2,162
                                                                                    ===========     ===========     ===========

    The accompanying notes are an integral part of these financial statements

                          ODYSSEY PICTURES CORPORATION
      Consolidated Statements Of Changes in Shareholders' Equity (Deficit)
              for the Fiscal Year Ending June 30, 2001, 2002, 2003

                                               Preferred Stock                  Preferred Stock
                                                  Series A                          Series B


                                           Shares           Amount           Shares          Amount
                                        ------------     ------------     ------------    ------------
Balances - June 30, 2000                          --               --        4,500,000    $    450,000
                                        ------------     ------------     ------------    ------------
Issuance of shares of common stock        (4,500,000)        (450,000)       4,101,239          41,012
     to equity investors                   3,969,673           39,697          394,607         434,304
Net loss                                  (1,448,150)      (1,448,150)
                                        ------------     ------------     ------------    ------------
Balances - June 30, 2001                          --               --               --              --
                                        ------------     ------------     ------------    ------------
Issuance of shares in consideration
     for financial services rendered         690,000            6,900          137,100         144,000

Issuance of shares of common stock
     to equity investors                   7,939,481           79,395          836,605           2,899
Net loss                                  (1,920,123)      (1,920,123)
                                        ------------     ------------     ------------    ------------
Balance - June 30, 2002                           --               --               --              --
                                        ------------     ------------     ------------    ------------
Issuance of shares of common stock
     to equity investors                   2,590,000           25,900           77,100              --
Net loss                                  (1,852,253)      (1,852,253)
                                        ------------     ------------     ------------    ------------
Balance - June 30, 2003                           --               --               --              --
                                        ============     ============     ============    ============


                                                Common Stock                                                 Total
                                                                         Capital in                      Shareholders'
                                                                          Excess of      Accumulated        Equity
                                           Shares          Amount         Par Value        Deficit         (Deficit)
                                        ------------    ------------    ------------    ------------     ------------
Balances - June 30, 2000                  13,691,646    $    131,034    $ 34,820,443    $(32,334,302)    $  3,067,175
                                        ------------    ------------    ------------    ------------     ------------
Issuance of shares of common stock           408,988
     to equity investors
Net loss
                                        ------------    ------------    ------------    ------------     ------------
Balances - June 30, 2001                  21,762,558    $    211,743    $ 35,624,038    $(33,782,452)    $  2,053,329
                                        ------------    ------------    ------------    ------------     ------------
Issuance of shares in consideration
     for financial services rendered

Issuance of shares of common stock
     to equity investors                     918,899
Net loss
                                        ------------    ------------    ------------    ------------     ------------
Balance - June 30, 2002                   30,392,039    $    298,038    $ 36,597,743    $(35,700,284)    $  1,195,497
                                        ------------    ------------    ------------    ------------     ------------
Issuance of shares of common stock
     to equity investors                     103,000
Net loss
                                        ------------    ------------    ------------    ------------     ------------
Balance - June 30, 2003                   30,982,039    $    323,938    $ 36,674,843    $(37,552,537)    $   (553,756)
                                        ============    ============    ============    ============     ============


   The accompanying notes are an integral part of these financial statements.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All schedules have been omitted because the requested information is not required, or, because the information required is included in the financial statements or notes thereto.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Continuation of the Company as a going concern is dependent upon whether the Company will be able to raise enough funds for its operations. If the Company is unable to obtain new funding, the company's operations may be materially affected. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Risks and Uncertainties:

As is inherent in the Company's business, there are many and varying risks and uncertainties. This is including the Company's limited abilities to generate profitability over the past several years, its unproven business model and the many changes that have been experienced in the foreign markets (as to buying and government-imposed limitations, along with the changes in foreign demand for the company's product), the Company has to depend on various alternatives that may be presently unknown in nature. The Company's success will depend upon the resurgence of the independent product, its ability to expand into other areas of distribution (such an CD recordings, DVD's and Video markets) and other methods of broadcast (such as Cable, secure internet access, direct satellite transmission) and whatever may be or become available to independents during the course of future business.

b. Reclassifications:

Certain items in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation.

c. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see note 2 to our audited consolidated financial statements.

d. Generally Accepted Accounting Principles. Our consolidated financial statements have been prepared in accordance with GAAP.

e. Accounting for Motion Pictures and Television Programs. In June 2000, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 00-2 "Accounting by Producers or Distributors of Films" ("SoP 00-2"). SoP 00-2 establishes new accounting standards for producers or distributors of films, including changes in revenue recognition, capitalization and amortization of costs of acquiring films and television programs and accounting for exploitation costs, including advertising and marketing expenses.

a) Organization and Nature of Operations:

Odyssey Pictures Corporation (the "Company") was organized in December 1989 as a Nevada corporation. It was primarily structured as a holding company for media activities. The Company is currently engaged in the international distribution of motion pictures, and manages certain investments through a subsidiary named Odyssey Ventures Online Holding S.A., which is based in Luxembourg.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b) Principles of Consolidation:

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and majority owned or controlled joint ventures. All significant intercompany accounts have been eliminated. Certain reclassifications have been made to prior year amounts to conform to the current period presentation and new standards as issued.

c) Revenue Recognition:

In June 2000, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 00-2, "Accounting by Producers or Distributors of Films" (SoP 00-2), which established new accounting standards for producers and distributors of films as well as changes in revenue recognition and the methods of accounting for exploitation or development and overhead costs. SoP 00-2 requires that advertising costs be expensed in accordance with SoP 93-7, "Reporting on Advertising Costs" while all other exploitation costs are to be expensed as incurred. Development costs for abandoned projects and indirect overhead costs are to be charged to expense instead of being capitalized to film costs. The Company adopted the pronouncement effective January 1, 2002 and the effect on net income (loss) of recognizing these revenues is not material.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements ("SAB 101"), which summarized the SEC staff's view in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has reviewed its revenue recognition policies and revised them to conform to SAB 101, specifically with respect to distributor-for-hire arrangements. Accordingly, there were no restatements to be effected and there is no material change in the statements herein.

Revenues from foreign theatrical, home video, television and pay television licensing contracts are recognized when the film is available for exhibition by the licensee and when certain other conditions are met. Revenues from domestic theatrical distribution of films are recognized as the films are exhibited. Virtually all of the Company's revenues for the period ended June30, 2003, 2002, and 2001, were from foreign distribution rights and continuing ancillary revenues, such as foreign income from soundtracks or other revenue not previously accounted for (known as "residuals") relating thereto.

Revenue is recognized in accordance with the provisions of SoP-02 and SAB 101. The Company licenses certain film rights through international distribution agreements either on a direct commission basis or that may require the payment of minimum license fees known as "Minimum Guarantees" ("MG's'"). The MG's are typically payable on delivery and acceptance by the Company of the respective completed film and these MG's may be subject to further increase based on the actual distribution results in the respective territory. Minimum Guarantees related to contracts which contain holdback provisions precluding the distributor from exploiting secondary markets until certain time periods have lapsed are allocated across those markets and recognized as revenue when each holdback provision expires. As of the close of business in June 30, 2002, the Company had no films in distribution that neither require an MG nor were in a "hold-back" restriction.

Revenue allocated to the primary market, usually the theatrical market (which the Company is rarely involved with), is recognized as revenue on the date the completed film is available for exploitation in the related territory and certain other conditions of sale have been met pursuant to criteria specified by SoP-00-2.

Cash payments, advances or other fees are recorded as and when collected, unless all the conditions of revenue recognition have not been met. In the case of the latter, revenues are recorded as deferred revenue until all conditions are met.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c) Film Costs:

Film costs include (1) development cost, (2) cost of production, (3) investment in distribution rights, and (4) marketing and distribution expenses. Film costs are amortized, subject to the adoption of the new accounting standards as noted herein, and estimated residual and participation costs are accrued, on an individual film basis in the ratio that the current year's gross film revenues bear to management's estimate of total ultimate gross film revenues from all sources. Film costs are stated at the lower of cost or estimated net realizable value on an individual film basis. Ultimate revenue and cost forecasts for films are periodically reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and costs indicate that a film will result in an ultimate loss, additional amortization is provided to fully recognize such loss.

Revenue from the sale or licensing of motion pictures and television programs is recognized upon meeting all recognition requirements of SoP 00-2. Revenue from the theatrical release of motion pictures is recognized at the time of exhibition based on the company's participation in box office receipts. Revenue from the sale of DVDs in the retail market, net of an allowance for estimated returns, is recognized on the latter of shipment to the customer or "street date" (when it is available for sale by the retail marketer). Under revenue sharing arrangements, rental revenue is recognized when we are entitled to receipts and such receipts are determinable. Revenues from television, cable, pay-per-view or other transmitted broadcast methods are recognized when the motion picture or television program is available to that respective market (through licensees) for such broadcast. For television licenses that include separate or restricted availability (sometimes referred to as "windows") during a given license period, revenue is allocated over the "window" period. Revenue from sales of international territories is recognized when the feature film or television program is available to the distributor for exploitation and no special conditions for delivery exist. Under most sales contracts, full payment is required upon delivery. For contracts that provide for rights to exploit a program on multiple media (e.g. theatrical, video, television) with a fee for a single motion picture or television program where the contract specifies the permissible timing of release to various media, the fee is allocated to the various media based on management's assessment of the relative fair value of the rights to exploit each media and is recognized as the program is released to each media. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on management's assessment of the relative fair value of each title. As of June 30, 2002, the Company had no multiple-title contracts in the markets.

According to the new standards, the following changes in accounting have been adopted:

- Advertising and marketing costs, which were previously capitalized to investment in films and television programs on the balance sheet and amortized using the individual film forecast method, are now expensed the first time the advertising takes place.

- The capitalization of production costs is limited to revenue that has been contracted for in the applicable markets until such time as the criteria for recognizing revenues are met. Note, this is also applicable to secondary markets, or reissue of product (after original license contracts have expired).

Revenue recognized from ancillary markets is recorded at the time of receipt, cine it is not traditionally included within the estimates of revenue with a particular project's primary release, and may not ever become a realized revenue, or the Company did not have those rights to exploit within its distribution network.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d) Investments:

Investments consist of shares of common stock of four privately held corporations. Two are corporations controlled by a previous CEO and Chairman, Johan Schotte, where the Company has an 18% ("minority") ownership. The Company wrote down 63% of the investment due to its internal evaluation and the prospect of its eventual realization of any distributable profit or revenues being doubtful as to the value as presented (see "Related Party Transactions, Item 13"). The Company has a 99% ownership in a venture capital company that has equity investments in four other companies, one being publicly traded. This investment is accounted for using the cost method. According to the Company's recently adopted Statement of Financial Accounting Standards No. 94 (SFAS 94) wherein the Company is required to report consolidated financial statements for majority-owned subsidiaries in order to eliminate off-balance sheet financing activities, the Company has elected to continue its cost method due to exceptions (as defined within the guidelines of SFAS 94) as follows:

1) The Company considers this investment to be a non-consolidation event.

2) The subsidiary is a non-active and non-participating entity in the same business as the Company.

3) A serious doubt as to the realization of the investment(s) made exists. In this case, a significant write-down of the assets has been made.

4) There are no adjustments to be made to reflect subsequent changes in fair market value.

5) The Company expects to regain control of the assets (as noted herein) and liquidate them for its recorded value.

The fourth is an investment in Filmzone that is accounted as inventory in progress after the Company acquired the remaining 50% in February of 2002 by completing its acquisition agreement (as dated August 7, 2000) with cash. This investment is accounted for using the cost method since it was the purchase of an Internet Domain and not an operating entity. There was no effect on the amortization schedules as the remaining funds were booked as a payable item and therefore, were already booked at the time of the transaction.

e) Earnings (Loss) Per Share:

Earnings (loss) per share are computed using the weighted average number of common shares outstanding during the respective periods.

f) Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

g) Fair Value of Financial Instruments:

The carrying value of cash, notes receivable and notes and loans payable approximates fair value because of the short-term maturity of these instruments.

h) Impact of Recently Issued Accounting Standards:

In the course of developing and evaluating accounting policies and procedures, the Company used estimates, assumptions and judgments to determine the most appropriate methods to be applied. Such processes are used in determining capitalization of costs related to any film investments, potential impairment of those investments, operating cost reimbursements, and taxable income. The Company has not yet assessed the impact of the adoption of recently issued accounting standards on our consolidated financial position, results of operations or cash flows.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has adopted recent requirements of Revenue recognition. Revenue from the sale or licensing of motion pictures and television programs is recognized upon meeting all recognition requirements of Statement of Position (SoP 00-2) as further defined in the Revenue Recognition Policy noted herein.

Included in the Company's newly adopted standards, the Statement of Financial Accounting Standards No. 145 (SFAS 145) will require gains and losses on extinguishment of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will be required for certain extinguishments as provided in APB No. 30. The provisions of SFAS No. 145 related to the SFAS No. 4 revision are effective for financial statements issued for fiscal years beginning after May 15, 2002, however, early adoption is encouraged. Once adopted, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item should be reclassified. Under staff accounting Bulletin 74 (SAB 74) the Company is required to disclose certain information related to other new accounting standards, which have not yet been adopted due to delayed effective dates.

2. CHANGES IN MANAGEMENT CONTROL

In January of 2000, the Board appointed Mr. John Foster as President of the Company and also elected him to the Board of Directors. Mr. Foster still remains as the Company's President and his contract was renewed for the periods ending June 30, 2001 and 2002. Subsequently, Mr. Foster was nominated as CEO and Chairman of the Board on July 6, 2001. Mr. Johan Schotte stepped down as CEO and became Executive Vice Chairman. Mr. Schotte resigned from his board position on December 12th. Mr. Pierre Koshakji, a previous President and Secretary of the Company, resigned on December 9th. On January 3, 2002 the board of directors filled these two vacancies with Mr. Peter Bucher and Mr. Kjell Larsson by unanimous vote of the board. In January the Company hired Mr. C. F. K. (Frank) Cole, as Chief Financial Officer. Mr. Cole was hired on a one-year contract expiring on December 31st of 2002. In August of 2002, Mr. Cole requested to decrease his involvement in the Company due to personal needs and requested to re-establish his position as Vice President of Finance and reduce his hours. In October of 2002, Mr. Cole discontinued his services to the Company. Mr. Foster assumed the matters of CFO until a replacement can be employed. As of June 30, 2003, there was only one officer employed by the Company and the Company uses various outside resources to assist in its daily operations and tasks.

3. RESULTS OF OPERATIONS AND MANAGEMENT'S PLANS

The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The Company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements. To offset these factors, the company has embarked on an aggressive capital campaign and has been in development for determining it's most effective method of exploiting recently acquired film rights and re-establishing its contacts in the foreign and US Home Video markets. Since July 2001, new management has embarked on a program to reverse the unfavorable results, by significantly reducing overhead and taking steps to rebuild revenues. Net loss for the recent periods has been due to the delay in receipt of revenue and getting to the markets at the time the availability to release the films co produced or otherwise acquired for distribution (which results are recorded in the Company's Film Costs). In December the Company did enter into an exclusive distribution agreement with a library of - films. The company has just begun the process of marketing this library, which includes the development of sales materials, creating descriptive listing sheets for licensees and to seek foreign sales representatives. One sales representative is under contract for the Scandinavian market. The company attended its first film market in several years in Los Angeles and rejoined its affiliation with the American Film Marketing Association in 2002, however, in 2003, the Company was unable to continue its annual dues and expects to re-establish its membership status as soon as economically feasible. The

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company's operations have been greatly reduced as a result of the restructuring of the Company by new management. The Company's principal office is located in Dallas, Texas and as of June 30, 2003, the Company had three full-time employees, consisting of Mr. Foster, the CEO and President, an administrative secretary, and a production-administrative assistant. The Company also engaged Kjell Larsson to direct sales and marketing on a full time basis. The Company also hires on occasion, several professionals in sales on a contract and commission basis. These professionals are located in our major market areas of Los Angeles and Europe. Additional staff is planned in the administrative and sales areas, the latter of whom may be commission or contract basis.

a) Factors Affecting Operating Results

The Company has a significant investment in Film Costs, which contain relatively most of its asset valuation. The Company has experienced difficulties in the past in generating revenues to realize a value on its assets as indicated. Several factors have hampered the Company's ability to effectively market and sell or license the film titles it has. These reasons are mainly to the following circumstances:

New management and new board members have had a limited period of time with which to work together and evaluate the business and prospects. The Company's operating history, coupled with the emerging nature of new markets for independent films and other forms of broadcast as well as new technologies in Internet-delivered Filmed/Video content, were either not available or built upon in prior years, as may have been with other similar companies. Past economic downturns in the Foreign markets and an overall decline in the independent markets in general makes predicting future operating results difficult. In addition, the Company's Licensee prospects must be considered in light of the uncertainties encountered by past negative experiences with the Company. Although management and certain board members have experience in providing market expertise and positive results, this activity, along with the rapidly evolving markets, (specifically for delivery of Filmed/Video content over the Internet, from which the Company developed a joint venture with Kasstech, Inc. as noted earlier), may create unknown and uncertain results. The result is the Company's exposure to certain risks, which, as summarized, include the Company's ability to:

1) Acquire and retain repeat buyers and licensees for Foreign Territories the Company was once active in; and,
2) Build awareness, acceptance and confidence in new management's ability to deliver; and,
3) Acceptance and awareness of Filmzone.com, the Content, the new formats available (for the library product as well as the Company's new product); and,
4) Renew or extend existing financial relationships and acquire new content and new provider relationships; and,
5) Manage growth to stay competitive and fulfill customer demand; and,
6) Generate cash from operations and raise capital.

If the Company should fail to manage these risks successfully, it would materially adversely affect financial performance. The above elements make prediction of future revenue difficult. There are no assurances that the Company will be able to predict our future revenue accurately. Because the Company has had a significant amount of restoration of client base, films product and delivery methods, revenue has suffered. Turnaround of assets acquired has been delayed (as earlier mentioned). The Company's films are not obsolete, unsaleable or marketable and, therefore, have not had to accelerate removal of asset values or additional write-offs. The reason for this is due to offers, considerations of contracts, inquiries from past customers ("Licensees") and other relationships that management has had in the past with Licensees, and the opportunities that exist in development of new contacts and applying the Company's assets to new emerging markets.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the Company's past relationship through the Kimon transaction in involves a "yet to be determined" value from its exclusive arrangement with Hallmark Entertainment, as described herein, the results of this transaction and its related activities are not known at this time.

The Company has had, and will continue to have, a number of fixed expenses and may be unable to adjust spending in a timely manner to compensate for unexpected revenue shortfalls. Accordingly, any significant shortfall in relation to any expectations could cause significant declines in these and other operating results. Quarterly revenue, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts and investors, which could have a material adverse effect on the trading price of our common stock.

b) Other factors which may affect Operations:

The loss of key employees could jeopardize our growth prospects.

The loss of the services of any of our executive officers or other key employees could materially adversely affect our business. Our future success depends on the continued service and performance of our senior management and other key personnel, particularly of John W. Foster, Chairman and CEO, and President. There are no employment agreements with any of our executive officers or other key employees.

The Company's inability to hire new employees may hurt our growth prospects.

The failure to hire new personnel could damage the Company's ability to grow and expand its business. The Company's future success depends on its ability to attract, hire and retain highly skilled technical, managerial, editorial, marketing/sales and customer service personnel, and competition for these experienced individuals is considered high.

4. ACQUISITION OF FILM ASSETS

On July 14, 1998, the Company entered into an Asset Purchase Agreement through a Preferred stock issue with Sweden based Kimon Mediaright KB ("Kimon"), pursuant to which the Company acquired certain intangible assets from Kimon valued at $4,500,000. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products. On February 26, 2000, all of the Preferred Shares of Kimon were converted to Common Shares under a revised valuation, which was due to an alteration of the original agreement dated July 14, 1998 whereas a "dollar-for-dollar" exchange was reduced for purposes of re-evaluating Filmzone.com (a domain name with other possible services that the Company can use in its sales efforts) was undertaken, According to the valuation, an average discount was made on the exchange resulting in an exchange to .91 per share. This conversion was not related to any inducement offer by the Company, however, we due to the re-evaluation of the acquisition itself and was exercised to the benefit of the Company. Therefore there were 4,101,283 shares issued for the 4,500,000 Preferred Shares. Since the transaction from July 1998 was adjusted to the above discount along with certain "bonuses" and other considerations being rescinded, the shares were required to be issued with the restrictions that accompany new stock issues. All schedules related to the transaction, such as the accounting for the asset of Filmzone.com (which resulted in a deduction of the Kimon Library and an equal allocation to the asset of Filmzone) and the amortization of both the Kimon Library and Filmzone were properly allocated according to GAAP accounting guidelines.

In May of 2002 the company entered into an agreement to distribute certain films from a local supplier.

The company engaged in its first marketing of film product that it had acquired for sales and licensing for markets beginning June 2002.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. INCOME TAXES

At June 30, 2003, the Company had a net operating loss carry forward of approximately $35,700,287. Effective as of the beginning of fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (known as "SFAS 109"), on a prospective basis. SFAS 109 requires the Company to change its method of accounting for income taxes from the deferred method to the liability method. Under the liability method, deferred tax liabilities and assets are recognized for the tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. There were no significant changes by the adoption of this method and, as a result of the company's net operating losses at the period ending June 30, 2003, no provision for income tax has been recognized.

The utilization of approximately $4,900,000 of these losses in future periods is estimated by the Company to be limited to approximately $350,000 per year (the "annual earn out limitation"). The use of these tax losses to offset against any future gains in any one tax year may be limited if a change of control is deemed to occur per United States tax regulations. As Management does not possess a majority of the outstanding stock they cannot affect the occurrence of a change of control event. The company has not filed a tax return since 1993 and is currently in the process of completing all tax returns.

6. NOTES AND LOANS PAYABLE

In January of 2001, the company had entered into a settlement with Ian Jessel (Ian Jessel vs. Odyssey Pictures Corporation) of which an amount of $385,000 plus interest of 10% per annum. This amount has been reduced from the accrued portion of the balance sheet and entered into current structured notes payable, resulting in an increase to the Notes Payable. The Settlement is in the form of a note, with no specific payment arrangements due to the Company's inability to make any payments on a regular basis. As the Company progresses in seeking alternate financing, moderate payments have been made which have been acceptable to Mr. Jessel.

In June of 2001, the company borrowed funds on an interim basis from a Non-US investor who is also a shareholder of the Company in order to pay the initial payment to Mr. Jessel, which was $140,000. The repayment of this interim note occurred from the Company entering into a long-term debt arrangement with another lender. The Settlement Note does carry a default clause which, if called and not cured timely, could result in the filing of a judgment against the Company in the total amount that would be due at that time, plus accrued interest. Unsecured Promissory Notes: In August of 2001, two unsecured notes previously recorded under Media Trust Notes Payable were paid in full, thus reducing the liabilities to the Unsecured Promissory Notes by $98,550.

In April of 2002 the company received short-term loans from an individual to accommodate certain cash needs. To facilitate these loans, the Company issued warrants to purchase 25,000 shares unregistered common stock exercisable at a price of $0.40. Pursuant to the required adoption of Statement of Financial Accounting Standards No, 123 (SFAS 123), and in concert with the requirements issued in the Emerging Issues Task Force 96-18 (EITF 96-18), there was no charge to the issuance of the warrants since, firstly the note was funded and issued and is an interest-bearing instrument charged in accordance with interest expense requirements and, secondly the warrants were issued only as an inducement for said loan and certain market conditions relate to achievement of a specified market target price. The warrants expire in April of 2007.

In August of 2002, a series of overhead advances were made totaling $9,500 for specific expenses by certain unrelated parties. The CEO loaned an additional amount of funds to the Company to accommodate certain overhead expenses. These advances were all made on short-term interest bearing loans.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In September, 2002, the Company borrowed $50,000 for working capital needs in a sixty-day note at 12% per annum. The loan also repriced certain warrants already outstanding to a price of six cents per share. The total warrants affected 306,666 shares and extended the final exercise date of all certificates to September 23, 2005. Additional warrants could be required if the loan is not paid per its terms. The repricing of the warrants was not recognized as an accounting item and expensed due to the fact that there was no basis for the original issue and the recent adoption of Statement of Financial Accounting Standards No, 84 (SFAS 84) states a recognition in expense in the case of fair market value for "debtor-induced conversion" of a convertible debt, or which there was no change in such fair market value.

In November of 2002, the Company borrowed $30,000 from an unrelated party for overhead use on a short-term basis. This was subsequently repaid upon the successful closing of a private placement, as noted herein.

From February through to June of 2003, the Company received various loans and advances for overhead expenses from a series of lenders, inclusive of the CEO, totaling $39,000. These loans and advances all were made on a short-term interest-bearing basis.

7. AGREEMENTS TO SATISFY CERTAIN LIABILITIES THROUGH ISSUANCE OF COMMON STOCK

During the quarter ended March 31, 2002, the Company satisfied consulting fees for investment banking services related to past private placements with warrants to purchase 500,000 shares at a price of 25 cents per share expiring on December 12, 2003 to a private party. Pursuant to the Company's adoption of Statement of Financial Accounting Standards No, 123 (SFAS 123), and in concert with the requirements issued in the Emerging Issues Task Force 96-18 (EITF 96-18), there was no charge to the issuance of the warrants since, firstly work that was performed was charged in the issuance of shares of stock (see below) and, secondly the warrants were issued only as an inducement for future consultancy issues, if requested by the Company and, lastly, certain market conditions relate to achievement of a specified market target price. With respect to this same party, services were expensed in the quarter ending March 31, 2002 totaling $150,000 by the issue of 500,000 shares of unregistered restricted shares of stock. According to the Company's adoption of Financial Accounting Standards No, 123 (SFAS 123), and in concert with the requirements issued in the Emerging Issues Task Force 96-19 (EITF 96-19), a mutual fair-market valuation was placed on the issuance and approved by management. This issue resulted in single expense charged to services for the specified period.

In December of 2001, the Company issued 500,000 shares of common stock to a private European company for its services in investment banking and financial consultation for and on behalf of the Company.

In June of 2002, the Company issued 190,000 shares of common stock to two parties for financial services and consulting arrangements as previously agreed upon by management. These were specifically, 140,000 shares to one individual and 50,000 shares for a private company for services.

In July of 2002, the Company issued 100,000 shares of common stock to a private European company for its services in investment banking and financial consultation for and on behalf of the Company.

In January of 2003, the Company issued a total of 215,000 common shares to two parties in consideration of loans made to the Company. These were specifically 140,000 shares to one private party and 75,000 shares to another.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the period of January through March 2003, the Company reserved the following shares to be issued: an aggregate of 827,807 shares towards employees for payment of past services and considerations for continuing services. Specifically, these were to three employees; one for a total of 77,807 shares, one for 500,000 shares (in payment against past salary) and the other was for 250,000 shares (in partial payment of salary).

8. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS:

The Company conducts its operations out of sub-leased premises at 16910 Dallas Parkway, Suite 104, Dallas, Texas 75248, which consists of approximately 2,500 square feet. The premises are presently being made available to the Company as a sublease by another company related to Mr. Foster, named JL Media Services LLC. Rent expense for the space is $ 2,500 per month, with a $5,000 deposit and will continue for a period of five years, to March 1 of 2006. During the fiscal year ending June 30, 2002, the lease payments increased per the master lease agreement for expense allotment (approximately $2457 annually). In January of 2003, the expense allocation increased to where the proportionate amount for the Company was $2835 per month. Therefore, the lease expense totaled $44,398 as compared to $40,935 as of June 30, 2002 and $34,094 for the same period ending 6-30-01. The Company has storage facilities to store its older records and film materials and leases on a month-to-month basis of $395 each month.

In May of 2003, the Company entered into a lease agreement to rent space for the office of Kjell Larsson, director of sales and marketing, as an accommodation. The term of the lease is until April of 2005 and has a monthly lease expense of $321. There was a deposit of $624 paid according to the requirements of the lease. The added obligation to the Company is as follows:

2003 - $2,247
2004 - $3,852
2005 - $1,284

The company has no other outstanding lease obligations.

9. SHAREHOLDERS' DEFICIT

The company continues to experience losses and an increasing loss carry forward. The Deficit will continue to grow until the Company is able to increase revenues to a point beyond break even. The Company does not release earnings and/or revenue projections. The Company desires to utilize the losses for tax purposes against potential future taxable earnings. The utilization of tax losses can be significantly reduced if there is a change of control. As the Company is widely held and freely traded the Company cannot control whether a change of control might occur. Such an action would limit the taxable losses in any one year to a formula equal to the applicable federal bond rate times the losses at the time of change of control. Additionally the Company must file its tax returns properly with the additional information required to be able to utilize the tax losses. The Company is in the process and has engaged two firms to complete the tax returns.

10. STOCK OPTIONS AND WARRANTS

During the fiscal year ended June 30, 1997, a total of 1,153,333 warrants were issued to officers, directors, employees, consultants and third parties, exercisable at prices ranging from $ 0.625 per share to $1.06 per share. The warrants are exercisable for periods ranging from three to five years. None of such warrants have been exercised. All are to expire this coming year.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's stock has been relatively thinly traded and the Company cannot predict the extent to which a trading market will develop. The common stock trades on the Over-the-Counter Bulletin Board and is thinly traded compared to larger more widely known companies in this same industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. The Company cannot predict the extent to which an active public market for the common stock will develop or be sustained in the future.

During the fiscal year ended June 30, 1998, a total of 254,260 warrants were issued to third parties, exercisable at prices ranging from $1.00 per share to $1.65 per share. The warrants are exercisable for periods ranging from two to five years. None of such warrants have been exercised. All will expire this year.

In July 1998, the Company entered into a consulting agreement with Media Trust S.A., a company that is an affiliate of Mr. Schotte and in which the Company holds a minority interest (see "Related Party Transactions") to introduce prospective investors to the Company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by a group investors (the "Belgian Investors") in the aggregate amount of approximately US$100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December, 1998, a total of 29,537 five-year warrants was issued to Media Trust, S.A. with exercise prices ranging from 38 cents per share to 98 cents per share. None of these warrants have been exercised. In July of 2002, the company did not renew the consulting arrangement with Media Trust, but has an obligation ongoing for commission obligations if one of its clients reinvests into Odyssey, up until July 2003.

In December 1998, Lecoutere Finance S.A., an affiliate of the then CEO of the Company, Johan Schotte (see "Related Party Transactions"), purchased 625,000 shares of common stock from the Company for an aggregate consideration of $187,500 (30 cents per share). The price was based on the average price of the Company's common stock for the 30-day period preceding the date of purchase (i.e., 37 cents per share), less a 20% discount due to the restricted nature of the shares purchased. On December 1, 1998, a total of 50,000 three-year warrants were issued to three parties (one of which is an affiliate of the Company) in consideration of extending the maturity date of loans to the Company. The warrants have an exercise price of $1.00 per share. None of these warrants have been exercised.

During the fiscal year ended June 30, 1999, a total of 467,660 warrants were issued to officers, directors and holders of notes payable, exercisable at prices ranging from $0.55 to $1.65. The warrants are exercisable for periods ranging from two to five years, except for two officers' issuances that have no expiration date. None of such warrants have been exercised. In October of 2000, a non-related party was issued warrants for a purchase price of $25,000 for $1.00 per share consideration. As of the close of business on June 30, 2003, none of these warrants have been exercised. On December 12, 2001 an unaffiliated party that arranged a private placement received for its services warrants of 500,000 shares with an exercise price of 25 cents per share. The warrants expire in one year.

On April 19, 2002 the Company entered in a Joint Venture with a private company, Kasstech, Inc., to exclusively sell its patent-pending digitization services for a period of ten years. These services are believed to be technically the most efficient available service for transmission of picture and sound through normal phone lines with a possible 900 to 1 compression ratio. The Company is the managing partner of the Joint Venture with all administrative and sales duties. Originally Odyssey agreed to reserve shares of stock for possible funding into the Joint Venture and to pay Kasstech and its owner for some of the rights and services. On October 9, 2002, Odyssey and Kasstech agreed to discontinue the share contribution and reserves of stock.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April of 2002 the company raised $100,000 for debt reduction by the sale of 625,000 shares of restricted stock. The price of 6.25 cents per share was calculated on the use of funds to reduce debt, versus the overall cost of interest against the debt to be retired, which was past due. Had this debt not been repaid at that time, the Company would have faced financial penalties since the loan was not renewable. Along with the sale, thecompany granted warrants for up to 125,000 shares of restricted stock at a price of 16 cents per share. This price was later reduced to 6 cents per share in a subsequent transaction (see "Subsequent Events").

In June of 2002, the Company raised $316,000 in multiple transactions by the sale of restricted stock. The price for the shares ranged from 6.7 cents to 16 cents per share, depending on whether warrants or commissions were involved, and were calculated on the use of funds to reduce debt as before stated. Some of the sales included warrants for up to three years for the purchase of restricted stock at a price of 16 cents per share. The funds were used for working capital and debt reduction.

During the fiscal year ended June 30, 2002, 2001 and 2000, no warrants were issued to officers, directors. During the Fiscal year ended June 30, 2003, no stock was issued to officers or directors, however 750,000 shares were reserved for future issue against salaries or contracts, which were past due and considered as partial payments. Additional rights to warrants may have been granted after the end of the year, see below "Subsequent Events".

In September of 2002, the company signed an arrangement with Orpheus Entertainment, a manufacturer of Video, DVD and Compact Disc recordings and a distributor for all North American and International markets. In this arrangement, the company shall pay a number of registered shares for the consultation and advice of marketing and placement of product into all markets. The result of this type of stock arrangement will allow the Company to have a higher margin on product it delivers to the market from the retail level for video and DVD sales in North America on a direct basis. In addition, the Company also signed an arrangement for distribution of its soundtracks and original audio works with the same company for international distribution.

11. CHANGES IN SECURITIES AND USE OF PROCEEDS

In March of 2001 the Board of Directors approved a $5 million US dollar denominated Senior Secured debt issue (the "Senior Debt") with convertible rights to common stock at maturity and in certain circumstances (such as bankruptcy and/or financial defaults on other significant debt). Reserves of shares for the potential conversion have been made. The Senior Debt requires that the company not pledge any significant assets and gives the bondholders a pledge on the "Kimon Library" assets. The Senior Debt carries an 8% interest rate and matures on April 15, 2006. The Senior Debt is not registered in the United States and is only available to non-US citizens. The Trustee received the first subscription on August 29, 2001 for $160,000. The funds after financing expenses of $14,364 were used to pay off two loans of 4 million francs (previous paragraph) and some rent expenses of an office recently closed in Luxembourg. A previous officer used the remaining funds for claimed expenses. Odyssey is pursuing additional subscriptions.

In December of 2001, the Company completed a private placement of 2,000,000 shares to an accredited (non U.S.) investor resulting in gross proceeds to the Company in the amount of $250,000.

In February of 2002, the Company completed a private placement of 1,000,000 shares to accredited (non U.S.) investor resulting in gross proceeds to the Company in the amount of $250,000.

In April of 2002, the Company completed a private placement of 625,000 shares to an accredited investor resulting in gross proceeds to the Company in the amount of $100,000.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June of 2002, the Company completed four private placements to accredited investors; the first of which was completed for 1,500,000 shares of common stock resulting in gross proceeds to the Company of $100,000; the next was for 2,124,481 shares of common stock resulting in $150,000 gross proceeds; the next was for 465,000 shares of commons stock resulting in $50,000 gross proceeds to the Company; The final one was for 225,000 shares of common stock resulting in gross proceeds to the Company of $16,000.

The following is a summary of transactions of the Company for the fiscal period ending June 30, 2003 involving sales of securities by the Company that were not registered under the Securities Act of 1933 (the "Securities Act"):

In October of 2002, the Company issued 90,000 shares in a private placement to an accredited U.S. investor, resulting in gross proceeds of $3,000 to the company.

In May of 2003, the Company issued 2,500,000 shares to a U.S. private investment company resulting in $100,000 gross proceeds to the company. The terms of the share purchase requires a put and call agreement by and between four individuals related to the company and extends to one year beyond its date of issue.

In June 2003, the Company signed a Securities Purchase Agreement with a U.S. private investment company for the sale of a $150,000 8% convertible debenture and a warrant to purchase up 1,500,000 shares of our common stock. The debenture bears interest at 8%, matures two years from the date of issuance and is convertible into shares of our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of (i) $.25; or (ii) 80% of the average of the three lowest prices during the 20 trading days before but not including the conversion date. The warrants expire in June 2006 and are exercisable at $1.00 per share. The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. The total amount of 100,000 was funded to the company with the investor holding back an agreed-upon $50,000 for future legal expense and anticipated costs to be covered in relation to any future offering or added registration needs.

12. DEFAULTS UPON SENIOR SECURITIES

An interest payment due on April 12, 2002 was made by a third party therefore the Senior Secured Bond was in compliance with its requirements. The company does not, and did not, have sufficient cash to make its past (Payment due on October 2002) and next (April 2003) semi-annual payments and, therefore, risks the Bond being placed in default. There were no payments made during the course of fiscal 2003 and the bond is in default. The Company has sought additional capital from its European sources to assist in renewal of the note or bringing in an alternate source, or sources, for a long-term position.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. RELATED PARTY TRANSACTIONS

In November 1998, the Company entered into the following related party transaction with E 3 Sports New Mexico, Inc., a company which is an affiliate of Mr. Schotte and Mr. Koshakji (at the time of the transaction the CEO and President of the Company, respectively) and in which the Company holds a minority interest: (i) the Company purchased a $25,000 sponsorship from the Albuquerque Geckos, the professional soccer team owned by the affiliate; and
(ii) the Board authorized the Company to loan up to $100,000 to the affiliate, payable no later than July 15, 1999 with interest at 15% per annum (the loan is secured by 10,000 shares of E 3 Sports New Mexico, Inc.). The loan has not been repaid and the Company has terminated accruing interest. Current management is pursuing information regarding Company interests. For the current year, the company has elected to write off the entire amount listed as an asset which totals 153,774 due to its uncollectible nature.

In July 1998, the Company entered into the following related party transactions with Media Trust S.A., a company which is an affiliate of Mr. Schotte and in which the Company holds a minority interest: (i) the Company has agreed to make a $2,500 loan to the affiliate, payable in one year with interest at 15% per annum; (ii) the Company engaged the affiliate to introduce prospective investors to the Company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by Belgian investors in the aggregate amount of approximately $100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December 1998 (see below), a total of 29,537 five-year warrants was issued to Media Trust, S.A. with exercise prices ranging from 38 cents per share to 98 cents per share. In December 1998, Lecoutere Finance S.A., an affiliate of the then CEO of the Company, purchased 625,000 shares of common stock from the Company for an aggregate consideration of $187,500 (30 cents per share). The price was based on the average price of the Company's common stock for the 30-day period preceding the date of purchase (37 cents per share) less a 20% discount due to the restricted nature of the shares purchased.

On December 1, 1998, a total of 50,000 three-year warrants were issued to three parties (one of which is an affiliate of the Company) in consideration of extending the maturity date of loans to the Company. The warrants have an exercise price of $1.00 per share. In October of 2000, a non-related party exercised warrants for a purchase price of $25,000 for $1.00 per share consideration. During the course of these transactions, the Company accumulated a net deficit owed to Media Trust in the amount of $42,591 after certain deductions and accommodations of expenses were met. Note that present management never realized a value in the ongoing efforts of Media Trust, and that it was entitled to 18% interest in Media trust net proceeds, combined with the fact that the Company did not receive required disclosure in order to accurately report to its shareholders, management elected to declare it right of offset and deduct the liability from its exposure to affiliated and related entities and transaction n order t so secure its position and protect and preserve the Company's interest in its outside "interparty-related" investments (being that of Mr. Schotte). In spite of its repeated demands and requests for payment and/or reimbursement, there was no response. Being that the company has never received required financial reports from Media Trust and has made attempts and as well as demands, management elected to fully offset any outstanding amounts owing and properly recorded these against current write-downs of assets considered related in nature. Although the company is still pursuing financial information from Mr. Schotte, the main principal and director of Media Trust, with no response at this present time, the company has elected to write off substantially all debts against advances and loans for lack of sufficient information.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In October of 2001, the company entered into an Exclusive Film Distribution Agreement ("Agreement") with JL Media Services LLC, a company specializing in supply of feature films product and of which the current CEO has a minority interest in ("Media"). The terms of this Agreement enables Odyssey to exclusively sell and license feature films belonging to Media as well as new productions for a commission in the total amount of 15% of the Gross Proceeds (as earlier defined in Revenue Recognition) and deduct limited expenses the Company may have incurred from the sales and marketing of each product. In consideration for this exclusive arrangement, the Company shall pay, in shares of common stock, an amount equivalent to the same 15% based upon quarterly reports and upon the average trade price of each calendar quarter. This Agreement extends for a period of fifteen years; however, the revenue share for stock extends only for a period of five years, unless otherwise adjusted by the Parties.

In March 2002, the Company gave notice to the Managing Director of it s 99% owned Luxembourg subsidiary, Odyssey Ventures Online Holdings, S.A ("OVO"), that it was removing all Directors and replacing them with members of the Odyssey Pictures Corporation Board. The Company has hired legal counsel in Brussels to recover the assets of the subsidiary to facilitate the Company in either a sale or its assets or an orderly liquidation. While the Company was advised that the action in March was legally binding, the Company's legal counsel delivered formal notice to further formalize the actions taken in July. The Company is in the process of exploring all avenues for full recovery of these assets, inclusive of possible lawsuit. However, in light of the recent adoption by the Company in Statement of Financial Accounting Standards No, 5 (SFAS 5, loss contingency), a reserve was established referring to any potential losses.

As of June 30, 2003, the Company had two loans payable to one of its stockholders, of which the balance owing along with accrued interest was $54,570 and $10,740. The note bears an interest rate of 12% per annum and is due upon demand.

As of June 30, 2003, the Company had two additional loans payable to one of its stockholders, of which the balance owing along with accrued interest was $51,480 and $20,254. The note bears an interest rate of 12% per annum and is due upon demand.

14. EXTRAORDINARY OR NON-RECURRING ITEMS

A related party to the Company's CEO, JL Media Services LLC, advanced funds and services for overheads and operations of the Company from January to October of 2001. The Company began repaying towards a formal note between the parties, which was dated effective January 2001, in October of 2001. The note carries an interest of 12% per annum and has provisions to be increased from time to time depending upon the operations, services and overhead needs of the Company, should it be necessary. As of the end of the period of June 30, 2002 the Company owed $192,035 in interest and principal, which became due and payable on March 1, 2002. The Company sought, an was granted, a renewal for said loan effective as of the due date of March, 1, 2002 through to a new due date of January 1, 2003, with no penalties.

In January of 2003, the Company sought, and was granted, an additional extension of the Note for a period of 10 months, or to October 30, 2003, with no payment or penalty. The provisions of the loan also include the acceptance of shares of stock in the Company for payments of interest, if so elected. As of June 30, the Company owed JL Media Services LLC a total of $215,148.

The company reversed some expenses claimed by a previous officer due to lack of documentation. The Company wrote off a prior entry for a deposit on the production of a film project where an option period had elapsed. The item was carried as a prepaid asset. These items are netted out in Non-recurring items.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period ending June 30, 2002, the Company expensed $125,000 in consulting fees tied to previous and current marketing services begun by previous management. The valuation of the charge was made pursuant to the Company's adoption of Statement of Financial Accounting Standards No, 123 (SFAS 123), as earlier described, as a present fair-market value and as mutually accepted by both parties

Unusually high costs associated with the litigation settlements, including legal fees and interest on legal fees, were $126,789 for the period ending June 30, 2002. There were additional unusually high costs associated with the same issues for the following year. As of June 30, 2003, the Company expensed a total of 82,355 in excess litigation expense along with $58,068 in extra charges and late fees, and also added a reserve in the amount of $127,209 for future expectation of settlements and expense.

The services were paid by the issuance of the 500,000 shares of stock in December. The contract for services is not being renewed. An additional $98,000 was expensed for consideration of continuation of services and fees for note extensions from a financial consultant, Cofima Finanz, AG in Zurich, Switzerland. The amount was placed in an interest-bearing term note, with a scheduled payment date not beginning in next fiscal year. Pursuant to the guidelines as established and adopted by the Company in Statement of Financial Accounting Standards No, 5 (SFAS 5, loss contingency), an accounting reserve for possible liabilities was established referring to various lawsuits as express earlier herein. As this reserve was recently established, a total of $250,000 in "other accrued" expenses has been charged during the fiscal periods ending 6-30-01 and 6-30-02 inclusively. As earlier mentioned in Item 3, Legal Proceedings, the Company has attempted to settle all lawsuits and disputes. The Company, although it has settled the major lawsuits (two of which are in a "workout" stage) and still has two known judgments totaling $65,000, and has been dismissed from a possible class-action suit, still faces ongoing litigation on the Muller-Smith case. As there are remaining motions and discovery underway at present, the motions and results of the discovery have not yet been decided upon. Due to the inherent uncertainties of litigation (even though the litigation is beyond its preliminary stage), the Company cannot accurately predict the ultimate outcome of the motions. The Company's defense will possibly be a continuing effort that has a significant expense, which it may not be able to afford. Even at this juncture, should the Company lose its defense, there could possibly be a judgment entered which would be in excess of $300,000. In addition, due to the Company being unable to meet its current obligations when due, or timely, there could be others who may elect to sue for non-payment.

The company added a one-time expense for Filmzone due to its development and reposturing of the sales purpose for the website. Pursuant to the Company's adoption of Statement of Financial Accounting Standards No, 95 (SFAS 95), as earlier described, it was determined that a significant amount ($75,000) was considered to be a development expense and, accordingly to such ruling, is considered an expense, which was deducted from operations.

The company reduced is valuation of the Odyssey Ventures Online Holdings, SA ("OVO") assets mainly due to its determination of liquidity and recent recognition of certain startup expenses. In addition, and pursuant to the Company's adoption of Statement of Financial Accounting Standards No, 95 (SFAS
95), as earlier described, it was determined that a significant amount ($67,293) was considered to be a development expense and, accordingly to such ruling, is considered an expense, which was deducted from operations. The company wrote off all of the development expense relating to the OVO initial startup. In light if the recent write-down (as opposed to the Company's earlier adoption of the AICPA's Statement of Position SOP 98-5, where all startup expenses were to be written off as incurred) the Company had been exposed to expenses under its own obligation from prior management and in advancing initial funds for OVO. These advances were maintained under Subsidiary investments since the Company was supposed to be reimbursed upon OVO subsequent and anticipated funding. As this did not occur, and in view of the earlier disclosures, a reserve has been expensed.

                          ODYSSEY PICTURES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The company reduced its valuation of the Media Trust SA investment and note receivable due to undeterminable recovery. The company wrote off its loan to the Geckos Soccer team, a once partially owned affiliate of E3 Sports New Mexico, Inc., due to its unexpected recovery.

15. SUBSEQUENT EVENTS

In July of 2003, a complaint was filed in the State of Florida between Distinct Web Creations, Inc. and the Company and names the individual, John W. Foster, as defendants. The complaint is for non-payment of services resulting from an assumed contract for the transaction of Filmzone.Com and Filmzone LLC, a Florida Limited Liability Company, as completed in early 2001. The amount owing on the claim is $12,000 and seeks the repayment of this amount plus unspecified damages. The Company has engaged counsel in Florida and will vigorously defend its position for both the Company and for Mr. Foster. Discovery process is underway.

In August 2003, the Company signed an addendum to the Securities Purchase Agreement with the US investment company for the sale of a $100,000 8% convertible debenture and a warrant to purchase up 2,500,000 shares of our common stock. This debenture was secured additionally with third party property related to the Kasstech Joint Venture wherein 30% of those proceeds, plus additional considerations on future funding, will be used for the venture. The Company also agreed to issue 120,000 shares of stock in consideration for the third party property participation.

In August of 2003, the Company completed and registered an S-8 prospectus in satisfaction of consultation fees and contract labor pursuant to the rules and regulations afforded in such registration under "Advice and Consulting Agreements". The Company was able to satisfy a total of $50,000 in outstanding fees due for earlier work performed against consulting agreements, and continued work to be performed that the Company needed assistance with.

In August of 2003, the Company received notice of a federal tax lien being filed in the amount of $27,210 for non-payment of federal payroll tax deposits. The Company has filed an appeal to the lien and notice and is expected to fully pay any and all amounts owning as soon as funds become available.

In September of 2003, the Company completed its first recognized sale of one if its films to a U.S. Television distributor. A licensing agreement was entered into for a period of time with a minimum guarantee and a revenue sharing relationship for Video and DVD sales.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                TABLE OF CONTENTS

                                                                Page
                                                                ----
Prospectus Summary                                                2
Risk Factors                                                      3
Use Of Proceeds                                                   7
Market For Common Equity And Related Stockholder Matters          8
Management's Discussion And Analysis Or Plan Of Operation        10
Business                                                         14
Management                                                       22
Certain Relationships And Related Transactions                   30
Security Ownership Of Certain Beneficial Owners And Management   32
Description Of Securities                                        33
Plan Of Distribution                                             34
Selling Stockholders
Legal Matters                                                    36
Experts                                                          38
Available Information                                            38
Index To Financial Statements                                    39



                             UP TO 15,032,000 SHARES
                                     OF OUR
                                 OF COMMON STOCK


                          ODYSSEY PICTURES CORPORATION


                        16910 Dallas Parkway, Suite 104,
                               Dallas Texas 75248
                                 (972) 818-7900


                                   PROSPECTUS
                                   ----------


                                November 12, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

               Nature of Expense                              Amount
                                                              ------
               SEC Registration fee                               33.12
               Accounting fees and expenses                    5,000.00*
               Legal fees and expenses                        25,000.00*
               Printing and related expenses                   3,000.00*
                                     TOTAL                   $33,033.12*


* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

RECENT FINANCINGS

In March 2001 the Board of Directors approved a $5 million US dollar denominated Senior Secured debt issue (the "Senior Debt") with convertible rights to common stock at maturity and in certain circumstances (such as bankruptcy and/or financial defaults on other significant debt). Reserves of shares for the potential conversion have been made. The Senior Debt requires that the company not pledge any significant assets and gives the bondholders a pledge on the "Kimon Library" assets. The Senior Debt carries an 8% interest rate and matures on April 15, 2006. The Senior Debt is not registered in the United States and is only available to non-US citizens. The Trustee received the first subscription on August 29, 2001 for $160,000. The funds after financing expenses of $14,364 were used to pay off two loans of 4 million Belgian francs and some rent expenses of an office recently closed in Luxembourg. A previous officer used the remaining funds for claimed expenses.

In December of 2001, the Company completed a private placement of 2,000,000 shares to an accredited (non U.S.) investor resulting in gross proceeds to the Company in the amount of $250,000.

In February of 2002, the Company completed a private placement of 1,000,000 shares to accredited (non U.S.) investor resulting in gross proceeds to the Company in the amount of $250,000.

In April of 2002, the Company completed a private placement of 625,000 shares to an accredited investor resulting in gross proceeds to the Company in the amount of $100,000.

In June of 2002, the Company completed four private placements to accredited investors; the first of which was completed for 1,500,000 shares of common stock resulting in gross proceeds to the Company of $100,000); the next three of which were completed for an aggregate of 2,814,481 shares of common stock resulting in gross proceeds to the Company of $216,000).

During the period from July 1, 2001 through to June 30, 2002, the Company issued 690,000 shares of common stock to various parties for financial services and consulting arrangements as previously agreed upon by management.

In January through March of 2003, we issued a total of 315,000 common shares to various parties in consideration of loans and other services, both financial and consultation, made to the Company.

During the period of January through March 2003, we issued an aggregate of 827807 shares towards employees for payment of past services and considerations for continuing services.

During that same period, the company issued 90,000 shares in a private placement to an accredited U.S. investor, resulting in gross proceeds of $3,000 to the company.

In May of 2003, the Company issued 2,500,000 shares to a U.S. private investment company resulting in $100,000 gross proceeds to the company.

In June 2003, we signed a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the sale of a $150,000 8% convertible debenture and a warrant to purchase up 1,500,000 shares of our common stock. The debenture bears interest at 8%, matures two years from the date of issuance and is convertible into shares of our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of
(i) $.25; or (ii) 80% of the average of the three lowest prices during the 20 trading days before but not including the conversion date. The warrants expire in June 2006 and are exercisable at $1.00 per share. The warrant holder is obligated to exercise the warrant concurrently with the conversion of the debenture for a number of shares equal to ten times the dollar amount of the debenture being converted. See the "Selling Stockholders" section for a description of the convertible debenture and warrant issued to the La Jolla Cove Investors, Inc.

The offering of convertible debentures was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Odyssey Pictures Corporation, a Nevada corporation.

         3.1      Articles of Incorporation, as amended through June 30, 1995(1)

         3.2 Amendments to Articles of Incorporation filed in March and June, 1996(8)

         3.3      Amendment to Articles of Incorporation filed in January, 1997
                  (9)

         3.4      By-laws(1)

         4.1      Indenture between Odyssey and Continental Stock Transfer and
                  Trust Company ("Continental") dated as of July 15, 1987(1)

         4.2      Form of Supplemental Indenture between Continental and the
                  Company(1)

         4.3      Form of Common Stock Certificate(1)

         4.4      Form of options granted of officers, directors and 5%
                  stockholders(2)

         4.5      Form of Warrant issued to purchasers parties to the 1995
                  Private Placement completed September 30, 1995(5)

         4.6 Form of 12% Unsecured Promissory Note issued to purchasers parties to the 1995 Private Placement completed September 30,
                  1995(5)

         4.7 Form of Stock Option Agreement by and between the Company and officers and directors of the Company, for stock options issued in April 1995(5)

         4.8      Form of Common Stock Purchase Warrant by and between the
                  Company and officers, directors, employees and consultants of the Company for warrants issued during the fiscal year ended
                  June 30, 1996(8)

         4.9 Common Stock Purchase Warrant, dated March 6, 1996, between the Company and G & H Media, Ltd. (assignee of Stephen R.
                  Greenwald)(7)

         4.10 Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Lawrence I. Schneider(7)

         4.11 Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Ira N. Smith(7)

         4.12     Form of Common Stock Purchase Warrant by and between the
                  Company and officers, directors, employees and consultants of the Company for warrants issued during the fiscal year ended
                  June 30, 1997 (9)

         4.13     Preferred Stock Certificate, Series A, issued to Kinnevik
                  Media Properties, Ltd. in September, 1997 (10)

         4.14     Convertible Note issued to Augustine Fund L.P. in July, 1998
                  (12)

         4.15     Preferred Stock Certificate, Series B, issued to Kimon, Inc.
                  in September, 1998 (10)

         5.1      Legal Opinion with Consent.

         10.01    1989 Long Term Incentive Plan(1)

         10.02    Lease for office premises at 16910 Dallas Parkway, Suite 104,
                  Dallas Texas dated February 1, 2001(8)

         10.03    Settlement Agreement and Release between Paramount Pictures
                  Corporation and Odyssey Distributors, Ltd. (a wholly owned subsidiary of the Company), and Guarantee agreement of the Company, each dated as of September 26, 1996 (9)

         10.04    Stock Purchase Agreement between the Company and Flanders Film
                  S.A. relating to purchase of minority stock interest in E3
                  Sports New Mexico, Inc. and Media Trust S.A., and related promissory notes for $135,000 and $315,000, dated March 2, 1998 (10)

         10.05    Employment Agreement with Johan Schotte, dated March 2, 1998
                  (10)

         10.31    Convertible Note issued to Augustine Fund, L.P. in July, 1998
                  (12)

         10.32    Asset Purchase Agreement between the Company and Kimon
                  Mediabright KB, a Swedish limited partnership, dated July 14,
                  1998 (10)

         10.33    Employment Agreement with Pierre Koshakji, dated March 2, 1998
                  (11)

         10.34    Employment Agreement with Ian Jessel, dated December, 1998
                  (13)

         10.35    Settlement Agreement with Stephen Greenwald, dated September,
                  1999(13)

         10.36    8% Convertible Debenture (14)

         10.37    Side Letter (14)

         10.38    Put and Call Agreement (14)

         10.39    Registration Rights Agreement (14)

         10.40    Securities Purchase Agreement (14)

         10.41    Warrant Agreement (14)

         21.1     Subsidiaries of the Registrant(3)

         23.1     Accountants Consent

----------------------------

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-4, File No. 33-34627.

(2) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 33-43371.

(3) Incorporated herein by reference to the Company's Current Report on Form 8-K filed April 12, 1995, File No. 0-18954.

(4) Incorporated herein by reference to the Company's Current Report on Form 8-K filed August 30, 1995, File No. 0-18954.

(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, File No. 0-18954.

(6) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-18954.

(7) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 0-18954.

(8) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1996, File No. 0-18954.

(9) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 333-20701.

(10) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, File No. 0-18954

(11) Incorporated herein by reference to Amendment No. 1 to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, File No. 0-18954

(12) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1998, File No. 0-18954

(13) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1999, File No. 0-18954

(14) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 333-109937.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on November 12, 2003.


                               ODYSSEY PICTURES CORPORATION

                               By: /s/ John W. Foster
                                   -------------------------------------
                                   John W. Foster, President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                   Signature                                       Title                              Date
                   ---------                                       -----                              ----
/s/ John W. Foster                               Chief Executive Officer, Chairman and          November 12, 2003
--------------------------------------------     President
John W. Foster


/s/ John W. Foster                               Chief Financial Officer                        November 12, 2003
------------------------------------
John W. Foster


/s/ Kjell Larsson                                Director                                       November 12, 2003
------------------------------------
Kjell Larsson

/s/ Patrick Speeckaert                           Director                                       November 12, 2003
------------------------------------
Patrick Speeckaert
